Report of Independent Registered Public Accounting Firm

To the Member and Board of Directors of Exelon Generation Company, LLC:

In our opinion, the consolidated financial statements listed in the index appearing under Item 9.01 of this Current Report on Form 8-K present fairly, in all material respects, the financial position of Exelon Generation Company, LLC and its subsidiaries (Generation) at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule (not presented herein) listed in the index appearing under Item 15(a)(4)(ii) of Generation’s 2004 Annual Report on Form 10-K presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, Exelon Generation Company, LLC changed its method of accounting for asset retirement obligations as of January 1, 2003 and its method of accounting for variable interest entities in 2004.

PricewaterhouseCoopers LLP

Chicago, Illinois
February 22, 2005, except as to the effects of the reclassification for discontinued operations discussed in note 21, as to which the date is May 11, 2005

Exelon Generation Company, LLC and Subsidiary Companies
Consolidated Statements of Income

	For the Year Ended December 31,
(in millions)	2004	2003	2002

Operating revenues
Operating revenues	$3,862	$4,010	$2,631
Operating revenues from affiliates	3,841	4,125	4,227

Total operating revenues	7,703	8,135	6,858

Operating expenses
Purchased power	2,297	3,158	2,980
Purchased power from affiliates	10	429	314
Fuel	1,704	1,533	959
Impairment of Boston Generating, LLC long-lived assets	—	945	—
Operating and maintenance	1,962	1,717	1,504
Operating and maintenance from affiliates	239	149	152
Depreciation and amortization	286	199	276
Taxes other than income	166	120	164

Total operating expense	6,664	8,250	6,349

Operating income (loss)	1,039	(115)	509

Other income and deductions
Interest expense	(100)	(75)	(68)
Interest expense to affiliates	(3)	(13)	(7)
Equity in earnings (losses) of unconsolidated affiliates	(14)	49	87
Interest income from affiliates	—	1	6
Other, net	130	(263)	80

Total other income and deductions	13	(301)	98

Income (loss) from continuing operations before income taxes and minority interests	1,052	(416)	607
Income taxes	401	(179)	217

Income (loss) from continuing operations before minority interest	651	(237)	390
Minority interest	6	(4)	(3)

Income (loss) from continuing operations	657	(241)	387
Discontinued operations (Note 21)
Loss from discontinued operations	(45)	—	—
Income taxes	(29)	—	—

Loss from discontinued operations	(16)	—	—

Income (loss) before cumulative effect of changes in accounting principle	641	(241)	387
Cumulative effect of changes in accounting principle (net of income taxes of $22, $70 and $9, respectively)	32	108	13

Net income (loss)	$673	$(133)	$400

See Notes to Consolidated Financial Statements

Exelon Generation Company, LLC and Subsidiary Companies
Consolidated Statements of Cash Flows

	For the Year Ended December 31,
(in millions)	2004	2003	2002

Cash flows from operating activities
Net income (loss)	$673	$(133)	$400
Adjustments to reconcile net income (loss) to net cash flows provided by operating activities:
Depreciation, amortization and accretion, including nuclear fuel	923	754	650
Cumulative effect of changes in accounting principles (net of income taxes)	(32)	(108)	(13)
Impairment of investment in Sithe Energies, Inc.	—	255	—
Impairment of long-lived assets	—	952	—
Deferred income taxes and amortization of investment tax credits	124	60	132
Provision for uncollectible accounts	2	(2)	26
(Gain) loss on sale of investments	(91)	25	—
Other decommissioning-related activities	169	37	—
Equity in (earnings) losses of unconsolidated affiliates	14	(49)	(87)
Net realized (gains) losses on nuclear decommissioning trust funds	(72)	16	32
Other non-cash operating activities	(47)	(10)	57
Changes in assets and liabilities:
Accounts receivable	(67)	(23)	(159)
Receivables and payables to affiliates, net	11	195	(72)
Inventories	(35)	(29)	(33)
Other current assets	64	(35)	(71)
Accounts payable, accrued expenses and other current liabilities	76	16	124
Income taxes	228	(361)	129
Net realized and unrealized mark-to-market and hedging transactions	37	(9)	26
Pension and non-pension postretirement benefits obligations	(92)	(50)	(60)
Other noncurrent assets and liabilities	62	(48)	69

Net cash flows provided by operating activities	1,947	1,453	1,150

Cash flows from investing activities
Capital expenditures	(960)	(953)	(990)
Proceeds from liquidated damages	—	92	—
Proceeds from nuclear decommissioning trust fund sales	2,320	2,341	1,612
Investment in nuclear decommissioning trust funds	(2,587)	(2,564)	(1,824)
Acquisition of businesses, net of cash acquired	—	(272)	(445)
Proceeds from sales of investments	24	82	—
Net cash increase from consolidation of Sithe Energies, Inc. and Exelon Energy Company	24	—	—
Change in restricted cash	36	(63)	(12)
Other investing activities	40	36	(27)

Net cash flows used in investing activities	(1,103)	(1,301)	(1,686)

Cash flows from financing activities
Issuance of long-term debt	157	1,066	30
Retirement of long-term debt	(62)	(570)	(5)
Change in note payable, affiliate	(162)	87	329
Payment on acquisition note payable to Sithe Energies, Inc.	(27)	(446)	—
Distribution to member	(662)	(189)	(27)
Contribution from member	17	—	—
Contribution from minority interest of consolidated subsidiary	—	—	43

Net cash flows (used in) provided by financing activities	(739)	(52)	370

Increase (decrease) in cash and cash equivalents	105	100	(166)
Cash and cash equivalents at beginning of period	158	58	224

Cash and cash equivalents at end of period	$263	$158	$58

See Notes to Consolidated Financial Statements

Exelon Generation Company, LLC and Subsidiary Companies
Consolidated Balance Sheets

	December 31,
(in millions)	2004	2003

Assets
Current assets
Cash and cash equivalents	$263	$158
Restricted cash and investments	26	75
Accounts receivable, net
Customer	525	389
Other	209	402
Mark-to-market derivative assets	403	322
Receivables from affiliates	332	421
Inventories, at average cost
Fossil fuel	112	98
Materials and supplies	255	259
Assets held for sale	—	36
Deferred income taxes	48	40
Prepayments and other current assets	148	238

Total current assets	2,321	2,438

Property, plant and equipment, net	7,536	7,106
Deferred debits and other assets
Nuclear decommissioning trust funds	5,262	4,721
Investments	103	65
Receivable from affiliate	11	22
Prepaid pension asset	199	79
Mark-to-market derivative asset	373	100
Other	633	118

Total deferred debits and other assets	6,581	5,105

Total assets	$16,438	$14,649

Liabilities and Member’s equity
Current liabilities
Long-term debt due within one year	$47	$1,068
Accounts payable	856	848
Mark-to-market derivative liabilities	598	581
Payables to affiliates	42	1
Notes payable to affiliates	283	506
Accrued expenses	367	423
Other	223	126

Total current liabilities	2,416	3,553

Long-term debt	2,583	1,649
Deferred credits and other liabilities
Asset retirement obligation	3,980	2,996
Pension obligation	21	21
Non-pension postretirement benefits obligation	584	555
Spent nuclear fuel obligation	878	867
Deferred income taxes	506	195
Unamortized investment tax credits	210	218
Payables to affiliates	1,479	1,195
Mark-to-market derivative liabilities	323	133
Other	375	308

Total deferred credits and other liabilities	8,356	6,488

Total liabilities	13,355	11,690

Commitments and contingencies
Minority interest of consolidated subsidiary	44	3

Member’s equity
Membership interest	2,361	2,490
Undistributed earnings	761	602
Accumulated other comprehensive loss	(83)	(136)

Total Member’s equity	3,039	2,956

Total liabilities and Member’s equity	$16,438	$14,649

See Notes to Consolidated Financial Statements

Exelon Generation Company, LLC and Subsidiary Companies
Consolidated Statements of Changes in Membership Interest

			Accumulated
			Other	Total
	Membership	Undistributed	Comprehensive	Member’s
(in millions)	Interest	Earnings	Income (Loss)	Equity

Balance, December 31, 2001	$2,315	$524	$(31)	$2,808
Net income	—	400	—	400
Distribution to member	(30)	—	—	(30)
Allocation of tax benefit from Member	11	—	—	11
Other comprehensive loss, net of income taxes of $(223)	—	—	(290)	(290)

Balance, December 31, 2002	2,296	924	(321)	2,899
Net loss	—	(133)	—	(133)
Non-cash distribution to Member	(17)	—	—	(17)
Distribution to Member	—	(189)	—	(189)
Cumulative effect of FAS 143 adoption	210	—	—	210
Contribution from Member	1	—	—	1
Other comprehensive income, net of income taxes of $179	—	—	185	185

Balance, December 31, 2003	2,490	602	(136)	2,956
Net income	—	673	—	673
Non-cash distribution to Member	—	(9)	—	(9)
Distribution to Member	(157)	(505)	—	(662)
Transfer of Exelon Energy	(4)	—	2	(2)
Consolidation of Sithe in accordance with FIN 46-R	—	—	(6)	(6)
Contribution from Member	6	—	—	6
Allocation of tax benefit from Member	26	—	—	26
Other comprehensive income, net of income taxes of $30	—	—	57	57

Balance, December 31, 2004	$2,361	$761	$(83)	$3,039

Exelon Generation Company, LLC and Subsidiary Companies
Consolidated Statements of Comprehensive Income

	For the Years Ended December 31,
(in millions)	2004	2003	2002

Net income (loss)	$673	$(133)	$400

Other comprehensive income (loss)

SFAS No. 143 transition adjustment, net of income taxes of $167	—	168	—
Change in net unrealized gain (loss) on cash-flow hedges, net of income taxes of $8, $(15) and $(104), respectively	7	(21)	(164)
Foreign currency translation, net of income taxes of $0, $0 and $0, respectively	1	—	—
Unrealized gain (loss) on marketable securities, net of income taxes of $31, $27 and $(118), respectively	49	38	(126)

Total other comprehensive income (loss)	57	185	(290)

Total comprehensive income	$730	$52	$110

See Notes to Consolidated Financial Statements

Exelon Generation Company, LLC and Subsidiary Companies
Notes to Consolidated Financial Statements
(Dollars in millions, unless otherwise noted)

1. Significant Accounting Policies

Description of Business

     Exelon Generation Company, LLC (Generation) is a limited liability company engaged principally in the production and wholesale marketing and sale of electricity in various regions of the United States. Generation is wholly owned by Exelon Corporation (Exelon). Generation has numerous wholly owned subsidiaries. These subsidiaries were primarily established to hold certain nuclear, hydroelectric, intermediate and peaking-unit facilities, as well as the 50% interest in Sithe Energies, Inc. (Sithe), and 49.5% interests in Termoeléctrica del Golfo (TEG) and Termoeléctrica Peñoles (TEP), two 230 MW projects in Mexico that commenced commercial operations in the second quarter of 2004. The interests in TEG and TEP were acquired from Sithe in the fourth quarter of 2004. In addition, Generation also has a finance company subsidiary, Generation Finance Company, LLC, which provides certain financing for Generation’s other subsidiaries. Effective January 1, 2004, Exelon Enterprises Company, LLC’s (Enterprises) competitive retail sales business, Exelon Energy Company, became part of Generation. See Note 2 – Acquisitions and Dispositions for information regarding the disposition of businesses within the Enterprises segment and Note 20 – Subsequent Events and Note 21 – Discontinued Operations for information regarding the sale of Sithe.

Basis of Presentation

     The consolidated financial statements of Generation include the accounts of its majority-owned subsidiaries after the elimination of intercompany transactions. Investments and joint ventures in which a 20% to 50% interest is owned and a significant influence is exerted are accounted for under the equity method of accounting. The proportionate interests in jointly owned electric plants are consolidated. Investments in which less than a 20% interest is owned are primarily accounted for under the cost method of accounting.

     Generation owns 100% of all significant consolidated subsidiaries, either directly or indirectly, except for Southeast Chicago Energy Project, LLC (SCEP) and Sithe, of which Generation owns 71% and 50%, respectively. See Note 3 – Sithe and Note 20 – Subsequent Events for information regarding transactions that resulted in the ultimate sale of Generation’s investment in Sithe on January 31, 2005. Generation has reflected the third-party interests in the above majority-owned investments as minority interests in its Consolidated Financial Statements. As a result of the adoption of Statement of Financial Accounting Standards (SFAS) No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (SFAS No. 150) on July 1, 2003, Generation reclassified the minority interest associated with SCEP to a long-term liability. The total minority interest related to SCEP was $49 million and $51 million as of December 31, 2004 and 2003, respectively. Prior periods were not restated.

     In accordance with Financial Accounting Standards Board (FASB) Interpretation No. (FIN) 46 (revised December 2003), “Consolidation of Variable Interest Entities” (FIN 46-R), Sithe, a 50% owned subsidiary of Generation, was consolidated in Generation’s financial statements as of March 31, 2004. See below for further discussion of the adoption of FIN 46-R and the resulting consolidation of Sithe.

Reclassifications

     Certain prior year amounts have been reclassified for comparative purposes. The reclassifications did not affect net income or member’s equity.

Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Areas in which significant estimates have been made include, but are not limited to, the accounting for derivatives, nuclear decommissioning costs and asset retirement obligations, inventory reserves, allowance for doubtful accounts, fixed asset depreciation, asset impairments, severance, pension and other postretirement benefits, taxes, unbilled energy revenues and environmental costs.

Variable Interest Entities

     FIN 46-R addressed the requirements for consolidating certain variable interest entities. FIN 46 was effective for Exelon’s variable interest entities created after January 31, 2003. FIN 46-R was effective December 31, 2003 for Exelon’s other variable interest entities that were considered to be special-purpose entities and as of March 31, 2004 for all other variable interest entities.

     Generation consolidated Sithe, a 50% owned subsidiary, as of March 31, 2004 pursuant to the provisions of FIN 46-R and recorded income of $32 million (net of income taxes) as a result of this consolidation, which included the reversal of guarantees of Sithe’s commitments previously recorded by Generation. This income was reported as a cumulative effect of a change in accounting principle in the first quarter of 2004. As of March 31, 2004, Generation was a 50% owner of Sithe and had accounted for Sithe as an unconsolidated equity method investment prior to March 31, 2004. Sithe’s results subsequent to April 1, 2004 are presented as a discontinued operation within Generation’s Consolidated Statements of Income. Sithe owns and operates power-generating facilities. See Note 3 – Sithe, Note 20 – Subsequent Events and Note 21 – Discontinued Operations for additional information on the consolidation of Sithe, and the subsequent sale of Generation’s investment in Sithe on January 31, 2005.

Revenues

     Operating Revenues. Operating revenues are recorded as energy is delivered to customers. At the end of each month, Generation accrues an estimate for the unbilled amount of energy delivered to its customers. See Note 5 – Accounts Receivable for further discussion.

     Option Contracts, Swaps, and Commodity Derivatives. Premiums received and paid on option contracts and swap arrangements considered “normal” derivatives pursuant to SFAS No. 133, “Accounting for Derivatives and Hedging Activities” (SFAS No. 133) are amortized to revenue and expensed over the lives of the contracts. Certain option contracts and swap arrangements are considered derivative instruments and are recorded at fair value with subsequent changes in fair value recognized as revenues and expenses unless hedge accounting is applied. Commodity derivatives used for trading purposes are accounted for using the mark-to-market method with the unrealized gains and losses recognized in current period income.

     Trading Activities. Generation accounts for its trading activities under the provisions of Emerging Issues Task Force (EITF) Issue No. 02-3, “Accounting for Contracts Involved in Energy Trading and Risk Management Activities” (EITF 02-3), which requires revenues and energy costs related to energy trading contracts to be presented on a net basis in the income statement.

     Physically Settled Derivative Contracts. Generation accounts for realized gains and losses on physically settled derivative contracts not “held for trading purposes” in accordance with EITF Issue No. 03-11, “Reporting Realized Gains and Losses on Derivative Instruments That Are Subject to FASB Statement No. 133, ‘Accounting for Derivative Instruments and Hedging Activities,’ and Not ‘Held for Trading Purposes’ as Defined in EITF Issue No. 02-3, ‘Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities’” (EITF 03-11).

     EITF 03-11 was ratified by the FASB in August 2003. The EITF concluded that determining whether realized gains and losses on physically settled derivative contracts not “held for trading purposes” should be reported in the income statement on a gross or net basis is a matter of judgment that depends on the relevant facts and circumstances. Generation adopted EITF 03-11 as of January 1, 2004 and presented $966 million of purchased power and $14 million of fuel expense net within revenues during 2004. Prior periods were not reclassified. The adoption of EITF 03-11 had no effect on Exelon’s net income. Had EITF 03-11 been retroactively applied to 2003, operating revenues, purchased power and fuel expense would have been affected as follows:

2003	As Reported	EITF 03-11 Impact	Pro Forma

Operating revenue	$8,135	$(996)	$7,139
Purchased power	3,587	(943)	2,644
Fuel expense	1,533	(53)	1,480

     Generation is unable to determine the impact on operating revenues, purchased power and fuel expense, had EITF 03-11 been applied retroactively to 2002 results of operations, due to system constraints.

Stock-Based Compensation

     Generation participates in Exelon’s stock-based compensation plans. Exelon accounts for its stock-based compensation plans under the intrinsic method prescribed by Accounting Principles Board No. 25, “Accounting for Stock Issued to Employees” and related interpretations and follows the disclosure requirements of SFAS No. 123, “Accounting for Stock-Based Compensation” (SFAS No. 123), and SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure — an amendment of FASB Statement No. 123.” Accordingly, no compensation expense for stock options has been recognized within the Consolidated Statements of Income. The table below shows the effect on Generation’s net income for 2004, 2003 and 2002 had Exelon elected to account for its stock-based compensation plans using the fair-value method under SFAS No. 123:

	2004	2003	2002

Net income (loss) – as reported	$673	$(133)	$400
Deduct: Total stock-based compensation expense determined under fair-value method for all awards, net of income taxes (a)	12	11	15

Pro forma net income (loss)	$661	$(144)	$385

(a)	The fair value of options granted was estimated using a Black-Scholes option pricing model.

Income Taxes

     Deferred Federal and state income taxes are provided on all significant temporary differences between the book basis and the tax basis of assets and liabilities and for tax benefits carried forward. Investment tax credits previously utilized for income tax purposes have been deferred on the Consolidated Balance Sheets and are recognized in book income over the life of the related property.

     Exelon and its subsidiaries, including Generation, file a consolidated return for Federal and certain state income tax returns. Income taxes of the Exelon consolidated group are allocated to Generation based on the separate return method. Generation estimates its income tax valuation allowance by assessing which deferred tax assets are more likely than not to be realized in the future. See Note 12 – Income Taxes for further discussion.

     Generation is a party to an agreement (Tax Sharing Agreement) with Exelon and other subsidiaries of Exelon that provides for the allocation of consolidated tax liabilities. The Tax Sharing Agreement generally provides that each party is allocated an amount of tax similar to that which would be owed had the party been separately subject to tax. Any net benefit attributable to the parent is reallocated to other members. That allocation is treated as a contribution to the capital of the party receiving the benefit.

Comprehensive Income

     Comprehensive income includes all changes in equity during a period except those resulting from investments by and distributions to the member. Other comprehensive income primarily relates to unrealized gains or losses on securities held in nuclear decommissioning trust funds and unrealized gains and losses on cash-flow hedge instruments. Comprehensive income is reflected in the Consolidated Statements of Changes in Membership Interest and the Consolidated Statements of Comprehensive Income.

Cash and Cash Equivalents

     Generation considers all temporary cash investments purchased with an original maturity of three months or less to be cash equivalents.

Restricted Cash and Investments

     As of December 31, 2004, restricted cash and investments primarily represented restricted cash related to Sithe’s Independence Plant partnership distribution fund. As of December 31, 2003, the balance related to liquidated damages receipts, which were restricted as to use for the construction of the Exelon New England facilities.

     Restricted cash and investments not available for general operations or to satisfy current liabilities are classified as noncurrent assets. As of December 31, 2004, $93 million of Sithe’s restricted cash and investments were classified within deferred debits and other assets, which includes $83 million of debt service reserves, major overhaul reserves of $7 million and lease service reserves of $3 million. As of December 31, 2003, there were no restricted cash and investments classified as noncurrent assets.

Allowance for Doubtful Accounts

     The allowance for doubtful accounts reflects Generation’s best estimate of probable losses in the accounts receivable balances. The allowance is based on known uncollateralized troubled accounts, historical experience and other currently available evidence.

Inventories

     Inventory is recorded at the lower of cost or market, and provisions are made for excess and obsolete inventory when appropriate.

     Fossil Fuel. Fossil fuel inventory includes the weighted average costs of stored natural gas, coal and oil. The costs of natural gas, coal and oil are generally included in inventory when purchased and charged to fuel expense when used.

     Materials and Supplies. Materials and supplies inventory generally includes the average costs of generating plant materials. Materials are generally charged to inventory when purchased and then expensed or capitalized to plant, as appropriate, when installed.

Emission Allowances

     Emission allowances are included in inventories and other assets and are carried at the lower of weighted average cost or market and charged to fuel expense as they are used in operations. Generation’s emission allowance balances as of December 31, 2004 and 2003 were $106 million and $105 million, respectively.

Marketable Securities

     Marketable securities are classified as available-for-sale securities and reported at fair value pursuant to SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (SFAS No. 115). Unrealized gains and losses, net of tax, on nuclear decommissioning trust funds transferred to Generation from PECO Energy Company (PECO) and Commonwealth Edison Company (ComEd) are reflected in the payables to affiliates on Generation’s Consolidated Balance Sheets. Unrealized gains and losses on nuclear decommissioning trust funds for the AmerGen Energy Company, LLC (AmerGen) units are reported in other comprehensive income. Prior to the adoption of SFAS No. 143, “Accounting for Asset Retirement Obligations” (SFAS No. 143) on January 1, 2003, unrealized gains and losses on marketable securities held in the nuclear decommissioning trust funds were reported in accumulated depreciation for operating units transferred to Generation from PECO and as other comprehensive income for operating and retired units transferred to Generation from ComEd. At December 31, 2004 and 2003, Generation had no held-to-maturity securities.

Property, Plant and Equipment

     Property, plant and equipment is recorded at cost. The cost of maintenance, repairs and minor replacements of property is charged to maintenance expense as incurred.

     Upon retirement, the cost of property, including net salvage cost, is charged to accumulated depreciation. See Note 6 – Property, Plant and Equipment and Note 17 – Supplemental Financial Information for further discussion.

Leases

Generation accounts for leases in accordance with SFAS No. 13 “Accounting for Leases” and determines whether its long-term power purchase and sales contracts are leases pursuant to EITF Issue No. 01-8, “Determining Whether an Arrangement is a Lease” (EITF 01-8) which applies to arrangements initiated or modified after October 1, 2003. At the inception of the lease, or subsequent modification, Generation determines whether the lease is an operating or capital lease based upon its terms and characteristics. Several of Generation’s long-term power purchase agreements which have been determined to be operating leases have significant contingent rental payments which are dependent on the future operating characteristics of the associated plants such as plant availability. Generation recognizes contingent rental expense when it becomes probable of payment.

Nuclear Fuel

     The cost of nuclear fuel is capitalized and charged to fuel expense using the unit-of-production method. The estimated cost of disposal of Spent Nuclear Fuel (SNF) is established per the Standard Waste Contract with the Department of Energy (DOE) and is expensed at one mill ($.001) per kWh of net nuclear generation. On-site SNF storage costs are capitalized or expensed, as incurred, based upon the nature of the work performed.

     Costs associated with nuclear outages are recorded in the period incurred.

Capitalized Software Costs

     Costs incurred during the application development stage of software that is developed or obtained for internal use are capitalized. At December 31, 2004 and 2003, unamortized capitalized software costs totaled $30 million and $42 million, respectively. Such capitalized amounts are amortized ratably over the expected lives of the projects when they become operational, generally not to exceed ten years. During 2004, 2003 and 2002, Generation amortized capitalized software costs of $16 million, $8 million and $10 million, respectively.

Depreciation and Amortization

     Depreciation is provided over the estimated service lives of property, plant and equipment on a straight-line basis using the composite method. Annual depreciation provisions for financial reporting purposes, expressed as a percentage of average service life for electric generating assets, are presented in the table below.

Asset Category	2004	2003	2002

Electric-generation	3.34%	2.90%	3.58%

Nuclear Generating Station Decommissioning

     Generation accounts for the costs of decommissioning its nuclear generating stations in accordance with SFAS No. 143. See Note 13 – Nuclear Decommissioning and Spent Fuel Storage for information regarding the adoption and application of SFAS No. 143 and Cumulative Effect of Changes in Accounting Principle below for pro forma net income for the year ended December 31, 2002, adjusted as if SFAS No. 143 had been applied during that period.

Capitalized Interest

     Generation uses SFAS No. 34, “Capitalizing Interest Costs,” to calculate the costs during construction of debt funds used to finance its construction projects. Generation recorded capitalized interest of $11 million, $15 million and $24 million in 2004, 2003 and 2002, respectively.

Guarantees

     Beginning February 1, 2003, pursuant to FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others” (FIN 45), Generation recognizes, at the inception of a guarantee, a liability for the fair market value of the obligations it has undertaken in issuing the guarantee, including its ongoing obligation to perform over the term of the guarantee in the event that the specified triggering events or conditions occur.

     The liability that is initially recognized at the inception of the guarantee is reduced as Generation is released from risk under the guarantee. Depending on the nature of the guarantee, Generation’s release from risk may be recognized only upon the expiration or settlement of the guarantee or by a systematic and rational amortization method over the term of the guarantee. The recognition and subsequent adjustment of the liability is highly dependent upon the nature of the associated guarantee.

Asset Impairments

     Long-Lived Assets. Generation evaluates the carrying value of long-lived assets to be held and used for impairment whenever indications of impairment exist in accordance with the requirements of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived

Nuclear Outage Costs

Assets” (SFAS No. 144). The carrying value of long-lived assets is considered impaired when the projected undiscounted cash flows are less than the carrying value. In that event, a loss would be recognized based on the amount by which the carrying value exceeds the fair value. Fair value is determined primarily by available market valuations or, if applicable, discounted cash flows. See Note 2 – Acquisitions and Dispositions for a description of the impairment charge recorded in 2003 related to the long-lived assets of Boston Generating, LLC (Boston Generating).

     Upon meeting certain criteria defined by SFAS No. 144, the assets and liabilities that compose a disposal group are classified as held for sale and the carrying value of these assets is adjusted downward, if necessary, to the estimated sales price, less cost to sell. The assets and associated liabilities that are part of a disposal group are classified as held for sale. See Note 2 – Acquisitions and Disposition for a description of assets and liabilities classified as held for sale during 2004. Generation held no assets or liabilities classified as held for sale as of December 31, 2004.

     Investments. Investments are considered to be impaired when a decline in fair value is judged to be other-than-temporary. If the cost of an investment exceeds its fair value, Generation evaluates, among other factors, general market conditions, the duration and extent to which the fair value is less than cost, as well as Generation’s intent and ability to hold the investment. Generation also considers specific adverse conditions related to the financial health of and business outlook for the investee. Once a decline in fair value is determined to be other-than-temporary, an impairment charge is recorded and a new cost basis is established. See Note 3 – Sithe for a description of the impairments recorded in 2003 related to Generation’s investment in Sithe and Note 15 – Fair Value of Financial Assets and Liabilities for a description of the other-than-temporary impairments in the nuclear decommissioning trust funds determined in 2004.

Derivative Financial Instruments

     Generation enters into derivatives to manage its exposure to fluctuations in interest rates, changes in interest rates related to planned future debt issuances and changes in the fair value of outstanding debt. Generation utilizes derivatives with respect to energy transactions to manage the utilization of its available generating capability and provisions of wholesale energy to its affiliates. Generation also utilizes energy option contracts and energy financial swap arrangements to limit the market price risk associated with forward energy commodity contracts. Additionally, Generation enters into energy-related derivatives for trading purposes. Generation’s derivative activities are in accordance with Exelon’s Risk Management Policy (RMP).

     Generation accounts for derivative financial instruments under SFAS No. 133. Under the provisions of SFAS No. 133, all derivatives are recognized on the balance sheet at their fair value unless they qualify for a normal purchases or normal sales exception. Derivatives on the balance sheet are presented as current or noncurrent mark-to-market derivative assets or liabilities. Changes in the fair value of derivatives are recognized in earnings unless specific hedge accounting criteria are met, in which case those changes are recorded in earnings as an offset to the changes in fair value of the exposure being hedged or deferred in accumulated other comprehensive income and recognized in earnings as hedged transactions occur. Amounts recorded in earnings are included in revenue, purchased power or other, net on the consolidated statements of income.

     Revenues and expenses on contracts that qualify as normal purchases or normal sales are recognized when the underlying physical transaction is completed. “Normal” purchases and sales are contracts where physical delivery is probable, quantities are expected to be used or sold in the normal course of business over a reasonable period of time, and price is not tied to an unrelated underlying derivative. As part of Generation’s energy marketing business, Generation enters into contracts to buy and sell energy to meet the requirements of its customers. These contracts include short-term and long-term commitments to purchase and sell energy and energy-related products in the retail and wholesale markets with the intent and ability to deliver or take delivery.

While these contracts are considered derivative financial instruments under SFAS No. 133, the majority of these transactions have been designated as “normal” purchases or “normal” sales and are thus not required to be recorded at fair value, but on an accrual basis of accounting.

     A derivative financial instrument can be designated as a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair-value hedge), or a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash-flow hedge). Changes in the fair value of a derivative that is highly effective as, and is designated and qualifies as, a fair-value hedge, are recognized in earnings as offsets to the changes in fair value of the exposure being hedged. Changes in the fair value of a derivative that is highly effective as, and is designated as and qualifies as, a cash-flow hedge are deferred in accumulated other comprehensive income and are recognized in earnings as the hedged transactions occur. Any ineffectiveness is recognized in earnings immediately. On an ongoing basis, the Company assesses the hedge effectiveness of all derivatives that are designated as hedges for accounting purposes in order to determine that each derivative continues to be highly effective in offsetting changes in fair values or cash flows of hedged items. If it is determined that the derivative is not highly effective as a hedge, hedge accounting will be discontinued prospectively.

     Generation enters into contracts to buy and sell energy for trading purposes subject to limits. These contracts are recognized on the balance sheet at fair value and changes in the fair value of these derivative financial instruments are recognized in earnings.

Severance Benefits

     Generation participates in Exelon’s ongoing severance plans, which are accounted for in accordance with SFAS No. 112, “Employer’s Accounting for Postemployment Benefits, an amendment of FASB Statements No. 5 and 43” (SFAS No. 112) and SFAS No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits.” Amounts associated with severance benefits that are considered probable and can be reasonably estimated are accrued. See Note 9 – Severance Accounting for further discussion of Generation’s accounting for severance benefits.

Retirement Benefits

     Generation participates in Exelon’s defined benefit pension plans and postretirement welfare benefit plans in addition to sponsoring a plan. Exelon’s and Generation’s defined benefit pension plans and postretirement welfare benefit plans are accounted for in accordance with SFAS No. 87, “Employer’s Accounting for Pensions” (SFAS No. 87), SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other than Pensions” (SFAS No. 106) and FASB Staff Position (FSP) FAS 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (FSP FAS 106-2) and are disclosed in accordance with SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits – an Amendment of FASB Statements No. 87, 88, and 106” (revised 2003) (SFAS No. 132). See Note 14 – Retirement Benefits for further discussion of retirement benefits.

     FSP FAS 106-2. Through Exelon’s postretirement benefit plans, Generation provides retirees with prescription drug coverage. The Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Prescription Drug Act) was enacted on December 8, 2003. The Prescription Drug Act introduced a prescription drug benefit under Medicare as well as a Federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to the Medicare prescription drug benefit. Management believes the prescription drug benefit provided under Exelon’s postretirement benefit plans is at least actuarially equivalent to the Medicare prescription drug benefit. In response to the enactment of the Prescription Drug Act, in May 2004, the FASB issued FASB Staff Position (FSP) FAS 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (FSP FAS 106-2), which provides transition guidance for accounting for the effects of the Prescription Drug Act and supersedes FSP FAS 106-1, which had been issued in January 2004. FSP FAS 106-1 permitted a plan sponsor of a postretirement health care plan that provides a prescription drug benefit to make a one-time election to defer the accounting for the effects of the Prescription Drug Act. Exelon made the one-time election allowed by FSP FAS 106-1 during the first quarter of 2004.

     During the second quarter of 2004, Exelon early adopted the provisions of FSP FAS 106-2, resulting in a remeasurement of its postretirement benefit plans’ assets and accumulated postretirement benefit obligations (APBO) as of December 31, 2003. Historical financial information for the three months ended March 31, 2004 has been adjusted in Note 19 – Quarterly Data.

Foreign Currency Translation

     The financial statements of Generation’s foreign subsidiaries were prepared in their respective local currencies and translated into U.S. dollars based on the current exchange rates at the end of the periods for the Consolidated Balance Sheets and on weighted-average rates for the periods for the Consolidated Statements of Income. Foreign currency translation adjustments, net of deferred income tax benefits, are reflected as a component of other comprehensive income on the Consolidated Statements of Comprehensive Income and, accordingly, have no effect on net income.

New Accounting Pronouncements

     EITF 03-1. In March 2004, the EITF reached a consensus on and the FASB ratified EITF Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” (EITF 03-1). EITF 03-1 provides guidance for evaluating whether an investment is other-than-temporarily impaired. Generation adopted the disclosure requirements of EITF 03-1 for investments accounted for under SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” within its financial statements for the year ended December 31, 2003. On September 30, 2004, the FASB issued FSP EITF 03-1-1, “Effective Date of Paragraphs 10-20 of EITF Issue No. 03-1, ‘The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments,’” which delayed the effective date of the application guidance on impairment of securities included within EITF 03-1. The EITF and the FASB are reconsidering the conclusions reached within EITF 03-1.

     SFAS No. 151. In November 2004, the FASB issued FASB Statement No. 151, “Inventory Costs — an amendment of ARB No. 43, Chapter 4” (SFAS No. 151), which is the result of its efforts to converge U.S. accounting standards for inventories with International Accounting Standards. SFAS No. 151 requires abnormal amounts of idle facility expense, freight, handling costs and wasted material or spoilage to be recognized as current-period charges. It also requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 will be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Generation is assessing the impact SFAS No. 151 will have on its consolidated financial statements.

     SFAS No. 123-R. In December 2004, the FASB issued FASB Statement No. 123 (revised 2004), “Share-Based Payment” (SFAS No. 123-R). SFAS No. 123-R replaces SFAS No.

123 and supersedes APB No. 25. SFAS No. 123-R requires that the compensation cost relating to share-based payment transactions be recognized in the financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Exelon will no longer be permitted to follow the intrinsic value accounting method of APB No. 25, which resulted in no expense being recorded for stock option grants for which the strike price was equal to the fair value of the underlying stock on the date of grant. Exelon has not elected to early adopt SFAS No. 123-R. As a result, SFAS No. 123-R will be effective for Exelon in the third quarter of 2005 and will apply to all of Exelon’s outstanding unvested share-based payment awards as of July 1, 2005 and all prospective awards. Exelon is assessing the impact SFAS No. 123-R will have on its consolidated financial statements and which of three transition methods allowed by SFAS No. 123-R will be elected.

     SFAS No. 153. In December 2004, the FASB issued FASB Statement No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, ‘Accounting for Nonmonetary Transactions’” (SFAS No. 153). Previously, APB Opinion No. 29 had required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. The amendments made by SFAS No. 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS No. 153 will be effective for Generation in the third quarter of 2005 and earlier application is permitted for nonmonetary asset exchanges occurring after the issuance of SFAS No. 153. The provisions of SFAS No. 153 are applied prospectively. Generation is assessing the impact SFAS No. 153 will have on its consolidated financial statements.

     FSP FAS 109-1 and FSP FAS 109-2. In December 2004, the FASB issued FSP FAS 109-1, “Application of FASB Statement No. 109, ‘Accounting for Income Taxes,’ to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004” (FSP FAS 109-1) and FSP FAS 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provisions within the American Jobs Creation Act of 2004” (FSP FAS 109-2). FSP FAS 109-1 and FSP FAS 109-2 were effective upon issuance. The American Jobs Creation Act of 2004 (Act), signed into law on October 22, 2004, provided, generally, for a tax deduction for domestic manufacturing activities of up to nine percent (when fully phased-in) of the lesser of “qualified production activities income,” as defined in the Act, or taxable income. FSP FAS 109-1 clarified that the tax deduction for domestic manufacturing activities under the Act should be accounted for as a special deduction in accordance with SFAS No. 109, “Accounting for Income Taxes” (SFAS No. 109). The Act also provided a special limited-time dividends received deduction on the repatriation of certain foreign earnings to a U.S. taxpayer, provided certain criteria are met. FSP FAS 109-2 provides a registrant more time to evaluate the Act’s impact on the registrant’s plan for reinvestment or repatriation of certain foreign earnings for purposes of applying SFAS No. 109. Generation is assessing the impact, if any, that the Act and these standards may have on its consolidated financial statements in future periods.

Cumulative Effect of Changes in Accounting Principles

     FIN 46-R. See discussion of the adoption of FIN 46-R within the “Variable Interest Entities” discussion above.

     SFAS No. 143. SFAS No. 143 provides accounting requirements for retirement obligations (whether statutory, contractual or as a result of principles of promissory estoppel) associated with tangible long-lived assets. Generation adopted SFAS No. 143 as of January 1, 2003. After considering interpretations of the transitional guidance included in SFAS No. 143, Generation recorded income of $108 million (net of income taxes) as a cumulative effect of a change in accounting principle in connection with its adoption of this standard in the first quarter of 2003. The cumulative effect of a change in accounting principle included $28 million (net of income taxes of $18 million) associated with Generation’s investments in AmerGen and Sithe.

     The following tables set forth Generation’s net income for the years ended December 31, 2004, 2003 and 2002, adjusted as if SFAS No. 143 had been applied effective January 1, 2002 and FIN 46-R had been effective during those periods. SFAS No. 143 was adopted as of January 1, 2003. FIN 46-R was adopted as of March 31, 2004.

	2004	2003	2002

Reported income (loss) before cumulative effect of changes in accounting principles	$641	$(241)	$387
Pro forma earnings effects:
FIN 46-R	—	32	—
SFAS No. 143	—	—	27

Pro forma income (loss) before cumulative effect of changes in accounting principles	$641	$(209)	$414

Reported net income (loss)	$673	$(133)	$400
Pro forma earnings effects:
FIN 46-R	—	32	—
SFAS No. 143	—	—	27
Reported cumulative effects of changes in accounting principles:
FIN 46-R	(32)	—	—
SFAS No. 143	—	(108)	—
SFAS No. 142	—	—	(13)

Pro forma net income (loss)	$641	$(209)	$414

2. Acquisitions and Dispositions

Sale of Ownership Interest in Boston Generating, LLC

     On May 25, 2004, Generation completed the sale, transfer and assignment of ownership of their indirect wholly owned subsidiary Boston Generating, which owns the companies that own Mystic 4-7, Mystic 8 and 9 and Fore River generating facilities, to a special purpose entity owned by the lenders under Boston Generating’s $1.25 billion credit facility (Boston Generating Credit Facility).

     The sale was pursuant to a settlement agreement reached with Boston Generating’s lenders on February 23, 2004. The Federal Energy Regulatory Commission (FERC) approved the sale of Boston Generating on May 25, 2004. Responsibility for plant operations and power marketing activities were transferred to the lenders’ special purpose entity on September 1, 2004.

     In connection with the settlement reached on February 23, 2004, Exelon, Generation, the lenders and Raytheon Company (Raytheon), the guarantor of the obligations of the turnkey contractor under the projects’ engineering, procurement and construction agreements, entered into a global settlement of all disputes relating to the construction of the Mystic 8 and 9 and Fore River generating facilities.

     In connection with the decision to transition out of Boston Generating and the generating units, Generation recorded during the third quarter of 2003 an impairment charge of its long-lived assets pursuant to SFAS No. 144 of $945 million ($573 million net of income taxes) in operating expenses within its Consolidated Statements of Income. At the date of the sale, Boston Generating had approximately $1.2 billion in assets, primarily consisting of property, plant and equipment, and approximately $1.3 billion of liabilities of which approximately $1.0 billion was debt outstanding under the Boston Generating Credit Facility. As of the date of transfer, these amounts were eliminated from the Consolidated Balance Sheet of Generation. As a result of Boston Generating’s liabilities being greater than its assets at the time of the sale, transfer and assignment of ownership, Generation recorded a net gain of $85 million ($52 million net of income taxes) in other income and deductions within the Consolidated Statement of Income in the second quarter of 2004. In connection with the sale, Generation recorded a liability associated with an existing guarantee to Distrigas by its subsidiary Exelon New England Holdings, LLC (Exelon New England) of fuel purchase obligations of Boston Generating. Due to the existence of this guarantee and in accordance with SFAS No. 144 and EITF Issue No. 03-13, “Applying the Conditions in Paragraph 42 of FASB Statement No. 144, ‘Accounting for the Impairment or Disposal of Long-Lived Assets,’ in Determining Whether to Report Discontinued Operations,” Generation determined that it had retained risk and continuing involvement associated with the operations of Boston Generating and, as a result, the results of Boston Generating have not been classified as a discontinued operation within Generation’s Consolidated Statements of Income. See Note 16 – Commitments and Contingencies for further information regarding the guarantee.

     Generation’s Consolidated Statements of Income include the following results related to Boston Generating:

	2004	2003	2002

Operating revenues	$248	$618	$39
Operating loss (a)	(49)	(954)	(2)
Net income (loss) (b)	21	(583)	(3)

(a)	The operating loss in 2003 included an impairment loss of $945 million ($573 million after-tax) related to Boston Generating’s long-lived assets.

(b)	Net income for 2004 included an after-tax gain of $52 million related to the sale of Boston Generating in the second quarter of 2004.

     See Note 4 – Selected Pro Forma and Consolidating Financial Information for the effect of the sale of Boston Generating as if the transaction had occurred on January 1, 2003 and was excluded from Generation’s results from that date.

Sithe and Sithe International

     See Note 3 – Sithe for additional information regarding Sithe and Sithe International.

Exelon Energy Company

     Effective January 1, 2004, Exelon contributed its interest in Exelon Energy Company (Exelon Energy) to Generation. The transaction had no effect on the assets and liabilities of Exelon Energy, which were previously reported as a part of the Enterprises segment. Beginning in 2004, Exelon Energy’s assets and liabilities and results of operations are included in Generation’s financial statements. See Note 21-Discontinued Operations for a discussion of AllEnergy, a wholly owned subsidiary of Exelon Energy.

     The following summary represents the assets and liabilities of Exelon Energy that were transferred to Generation at book value as of January 1, 2004:

Current assets (including $5 million of cash)	$119
Property, plant and equipment	2
Deferred debits and other assets	13

Total assets	$134

Current liabilities	126
Deferred credits and other liabilities	10
Member’s equity	(2)

Total liabilities and member’s equity	$134

     See Note 4 – Selected Pro Forma and Consolidating Financial Information for the effect of the transfer of Exelon Energy to Generation as if the transaction had occurred on January 1, 2003 and was included in Generation’s results from that date.

AmerGen Energy Company, LLC

     On December 22, 2003, Generation purchased British Energy plc’s (British Energy) 50% interest in AmerGen. The resolution of purchase price contingencies related to the valuation of long-lived assets was finalized during the fourth quarter of 2004, reflecting the final purchase price of $267 million after working capital adjustments.

     Prior to the purchase, Generation was a 50% owner of AmerGen and had accounted for the investment as an unconsolidated equity investment. From January 1, 2003 through the date of closing, Generation recorded $47 million ($28 million, net of tax) of equity in earnings of unconsolidated affiliates related to its investment in AmerGen and recorded $382 million of purchased power from AmerGen. The book value of Generation’s investment in AmerGen prior to the purchase was $316 million.

     The transaction was accounted for as a step acquisition. As such, upon consolidation, Generation was required to allocate its $316 million book value to 50% of AmerGen’s equity book value. The difference between Generation’s investment in AmerGen and 50% of AmerGen’s equity book value of approximately $227 million was primarily due to Generation not recognizing a significant portion of the cumulative effect of the change in accounting principle at AmerGen related to the adoption of SFAS No. 143. Generation reduced AmerGen’s equity book value through the reduction of the book value of AmerGen’s long-lived assets.

     Generation recorded the acquired assets and liabilities of AmerGen (remaining 50%) at fair value as of the date of purchase. The following assets and liabilities, after final purchase accounting adjustments, reflecting the equity basis and fair value adjustments discussed above, of AmerGen were recorded within Generation’s Consolidated Balance Sheets as of the date of purchase:

Current assets (including $36 million of cash acquired)	$116
Property, plant and equipment, including nuclear fuel	111
Nuclear decommissioning trust funds	1,108
Deferred debits and other assets	30
Current liabilities	(140)
Asset retirement obligation	(496)
Deferred credits and other liabilities	(106)
Long-term debt	(40)

Total equity	$583

     The assets and liabilities of AmerGen were included in Generation’s Consolidated Balance Sheets as of December 31, 2004 and 2003 and AmerGen’s results of operations were included in Generation’s Consolidated Statements of Income for the year ended December 31, 2004.

     In connection with the purchase of Unit No. 1 of the Three Mile Island (TMI) facility by AmerGen in 2000, AmerGen entered into an agreement with the seller whereby the seller would receive additional consideration based upon future power purchase prices through 2009. Under the terms of the agreement, approximately $7 million had been accrued at December 31, 2004 which will be payable to the former owner of the TMI facility in the first quarter of 2005. This payment represents contingent consideration for the original acquisition and has accordingly been reflected as an increase to the long-lived assets associated with the TMI facility, and will be depreciated over the remaining useful life of the facility.

Acquisition of Generating Plants from TXU

     On April 25, 2002, Generation acquired two natural-gas generation plants with a total of 2,334 MWs of capacity from TXU Corp. (TXU) for an aggregate purchase price of $443 million. Substantially the entire purchase price was allocated to property, plant and equipment. The transaction included a tolling agreement that provided for TXU to purchase power from the plants during the months of May through September from 2002 through 2006. In December 2004, TXU and Generation terminated the original tolling agreement and entered into a new agreement whereby TXU agreed to purchase 1,900 MWs of capacity and related energy/ancillary services from Generation through 2006. Upon termination of the original agreement, Generation received a cash payment of $172 million. As the termination of the original agreement and the execution of the new agreement were negotiated simultaneously and had similar terms, Generation determined that the culmination of the earnings process related to the termination payment had not occurred in 2004, and the resulting gain was deferred and will be recognized as income over the contractual term of the new agreement.

Assets and Liabilities Held for Sale

     Generation classified three gas turbines with a book value of $36 million as held for sale as of December 31, 2003. These turbines were sold during the first quarter of 2004 for proceeds of $42 million, resulting in a gain of $6 million. In anticipation of their sale in 2004, these turbines had been classified as other long-term assets as they had not been placed into service.

3. Sithe

     Sithe is primarily engaged in the ownership and operation of electric wholesale generating facilities in North America. At December 31, 2004, Sithe operated nine power plants with total average net capacity of 1,323 megawatts (MWs). Described below is a series of transactions in 2004 and 2003 that ultimately resulted in the sale of Generation’s ownership interest in Sithe to a third party on January 31, 2005. See Note 20 – Subsequent Events for further discussion of these transactions.

     Exercise of Call Option and Subsequent Agreement to Sell. On November 25, 2003, Generation, Reservoir Capital Group (Reservoir) and Sithe completed a series of transactions resulting in Generation and Reservoir each indirectly owning a 50% interest in Sithe. (Generation owned 49.9% prior to November 25, 2003). See below for further details regarding these 2003 transactions.

     Both Generations and Reservoir’s 50% interests in Sithe were subject to put and call options. On September 29, 2004, Generation exercised its call option and entered into an agreement to acquire Reservoir’s 50% interest in Sithe for $97 million. On November 1, 2004, Generation entered into an agreement to sell Sithe to Dynegy Inc. (Dynegy) for $135 million in cash. On January 31, 2005, Generation completed the closing of the call exercise and the sale of the resulting 100% interest in Sithe. The sale did not include Sithe International, Inc., which was sold to a subsidiary of Generation in a separate transaction described below.

     Acquisition of Sithe International, Inc. Sithe International, through its subsidiaries, had 49.5% interests in two Mexican business trusts that own TEG and TEP power stations, two 230 MW petcoke-fired generating facilities in Tamuín, Mexico that commenced commercial operations in the second quarter of 2004. On October 13, 2004, Sithe transferred all of the shares of Sithe International, Inc. and its subsidiaries to a subsidiary of Generation in exchange for cancellation of a $92 million note, which is eliminated as part of the consolidation of Sithe. Effective January 26, 2005, Sithe International’s name was changed to Tamuin International, Inc.

     2003 Transactions. On November 25, 2003, Generation, Reservoir and Sithe completed a series of transactions resulting in Generation and Reservoir each indirectly owning a 50% interest in Sithe. Immediately prior to these transactions, Sithe was owned 49.9% by Generation, 35.2% by Apollo Energy, LLC (Apollo), and 14.9% by subsidiaries of Marubeni Corporation (Marubeni).

     On November 25, 2003, entities controlled by Reservoir purchased certain Sithe entities holding six U.S. generating facilities, each a qualifying facility under the Public Utility Regulatory Policies Act, in exchange for $37 million ($21 million in cash and a $16 million two-year note); and entities controlled by Marubeni purchased all of Sithe’s entities and facilities outside of North America (other than Sithe Energies Australia (SEA) of which it purchased a 49.9% interest on November 24, 2003 and the remaining 50.1% on May 27, 2004 for separate consideration) for $178 million.

     Following the sales of the above entities, Generation transferred its wholly owned subsidiary that held the Sithe investment to a newly formed holding company, EXRES SHC, Inc. The subsidiary holding the Sithe investment acquired the remaining Sithe interests from Apollo and Marubeni for $612 million using proceeds from a $580 million bridge financing and available cash. Generation sold a 50% interest in the newly formed holding company for $76 million to an entity controlled by Reservoir on November 25, 2003. On November 26, 2003, Sithe distributed $580 million of available cash to its parent, which then utilized the distributed funds to repay the bridge financing.

     Guarantees. In connection with the 2003 transactions, Generation recorded obligations related to $39 million of guarantees in accordance with FIN 45. These guarantees were issued to protect Reservoir from credit exposure of certain counter-parties through 2015 and other indemnities. In determining the value of the FIN 45 guarantees, Generation utilized probabilistic models to assess the possibilities of future payments under the guarantees.

These guarantees were reversed upon the consolidation of Sithe in accordance with FIN 45 as this liability was associated with guarantees for the performance of a consolidated entity. The consolidation of Sithe in accordance with FIN 46-R resulted in Generation recording income of $32 million (net of income taxes), which included the reversal of the aforementioned guarantees, as a cumulative effect of a change in accounting principle during the first quarter of 2004.

     Accounting Prior to the Consolidation of Sithe on March 31, 2004. Generation had accounted for the investment in Sithe as an unconsolidated equity method investment prior to its consolidation on March 31, 2004 pursuant to FIN 46-R. See Note 1 – Significant Accounting Policies for further discussion. In 2003, Generation recorded impairment charges of $255 million (before income taxes) in other income and deductions within the Consolidated Statements of Income associated with a decline in the fair value of the Sithe investment, which was considered to be other-than-temporary. Generation’s management considered various factors in the decision to impair this investment, including management’s negotiations to sell its interest in Sithe. The discussions surrounding the sale indicated that the fair value of the Sithe investment was below its book value and, as such, impairment charges were required.

     The book value of Generation’s investment in Sithe immediately prior to its consolidation on March 31, 2004 was $49 million. For the year ended December 31, 2004, Generation recorded $2 million of equity method losses from Sithe prior to its consolidation. For the year ended December 31, 2003 and 2002, Generation recorded $2 million and $23 million of equity method income, respectively, related to its investment in Sithe.

     Consolidation of Sithe as of March 31, 2004. As a result of the 2003 transactions referred to above, the consolidation of Sithe at March 31, 2004 was accounted for as a step acquisition pursuant to purchase accounting policies. Under the provisions of FIN 46-R, the operating results of Sithe were included in Generation’s results of operations; however, due to the subsequent sale of Sithe, its results are classified as a discontinued operation beginning April 1, 2004. (See Note 21 – Discontinued Operations)

     The condensed consolidating financial information included in Note 4 – Selected Pro Forma and Consolidating Financial Information (Unaudited) presents the financial position of Generation and Sithe, as well as consolidating entries related primarily to acquisition notes payables and receivables between Generation and Sithe.

     Intangible Assets. Sithe had entered into a tolling arrangement (Tolling Agreement) with Dynegy Power Marketing and its affiliates with respect to Sithe’s Independence Station. The Tolling Agreement commenced on July 1, 2001 and runs through 2014. Additionally, Sithe has entered into an energy purchase agreement (Energy Purchase Agreement) with a counterparty relating to the Independence Station, which continues through 2014. As a result of the acquisition accounting described above, values were assigned to the Tolling Agreement and the Energy Purchase Agreement of approximately $73 million and $384 million, respectively, which have been recorded as intangible assets on Generation’s Consolidated Balance Sheets in deferred debits and other assets. These amounts were determined based on fair value techniques utilizing the contract terms and various other estimates, including forward power prices, discount rates and option pricing models.

     The intangible assets representing the Tolling Agreement and the Energy Purchase Agreement were being amortized on a straight-line basis over the lives of the associated agreements. See Note 8 – Intangible Assets for further information regarding Generation’s intangible assets.

     Long-Term Debt and Letters of Credit. Substantially all of Sithe’s property, plant and equipment and project agreements secure Sithe’s outstanding long-term debt, which consists primarily of project debt. During 2003, Sithe entered into an agreement with Exelon and Generation under which Exelon obtained letters of credit to support contractual obligations of Sithe and its subsidiaries. As of December 31, 2004, Exelon had obtained $61 million of letters of credit in support of Sithe’s obligations not including a $50 million letter of credit that is not guaranteed by Exelon. With the exception of the issuance of letters of credit to support contractual obligations, the creditors of Sithe have no recourse against the general credit of Exelon or Generation.

4. Selected Pro Forma and Consolidating Financial Information

     The following unaudited pro forma financial information gives effect to the acquisition on December 22, 2003 of the remaining 50% interest in AmerGen, the transfer of Exelon Energy to Generation on January 1, 2004 and the sale of Boston Generating on May 25, 2004, in each case, as if the transaction had occurred on January 1, 2003.

		Sale of		Pro Forma
	Generation	Boston	Eliminating	Generation
2004	As Reported	Generating	Entries	Consolidated

Total operating revenues	$7,703	$248	$—	$7,455
Operating income (loss)	1,039	(49)	—	1,088
Income before cumulative effect of changes in accounting principle	641	21	—	620

			Sale of		Pro Forma
	Generation	Businesses	Boston	Eliminating	Generation
2003	As Reported	Acquired (a)	Generating	Entries (b)	Consolidated

Total operating revenue	$8,135	$1,283	$618	$(591)	$8,209
Operating income (loss)	(115)	111	(954)	—	950
Income (loss) before cumulative effect of changes in accounting principle	(241)	71	(583)	(47)	366

(a)	Consists of the acquisition of the remaining 50% interest in AmerGen and the transfer of Exelon Energy to Generation.

(b)	Represents the elimination of intercompany revenues at AmerGen and Exelon Energy and equity in earnings from AmerGen in 2003.

     The above unaudited, pro forma financial information should not be relied upon as being indicative of the historical results that would have been obtained if these transactions had actually occurred in prior periods nor of the results that might be obtained in the future.

Condensed Consolidating Balance Sheet at December 31, 2004

     The following condensed consolidating financial information presents the financial position of Generation, Sithe and Exelon Energy, as well as eliminating entries related primarily to acquisition notes payables and receivables between Generation and Sithe.

					Generation
	Pro Forma		Exelon	Eliminating	Consolidated
December 31, 2004	Generation	Sithe	Energy	Entries	(As Reported)

Assets
Current assets	$2,238	$336	$128	$(381)	$2,321
Property, plant and equipment, net	7,265	270	1	—	7,536
Other noncurrent assets	5,849	750	13	(31)	6,581

Total assets	$15,352	$1,356	$142	$(41)	$16,438

Liabilities and member’s equity
Current liabilities	$2,348	$323	$126	$(381)	$2,416
Long-term debt	1,798	785	—	—	2,583
Other long-term liabilities (a)	8,180	181	3	36	8,400
Member’s equity	3,026	67	13	(67)	3,039

Total liabilities and member’s equity	$15,352	$1,356	$142	$(412)	$16,438

(a)	Includes minority interest of consolidated subsidiaries.

5. Accounts Receivable

     Customer accounts receivable at December 31, 2004 and 2003 included $449 million and $366 million, respectively, of unbilled revenues for amounts of energy delivered to customers in the month of December, including $64 million as of December 31, 2004 related to unread meters for Exelon Energy customers. The allowance for uncollectible accounts at December 31, 2004 and 2003 was $19 million and $14 million, respectively. The allowance for uncollectible accounts at December 31, 2004 includes $3 million for Exelon Energy.

6. Property, Plant and Equipment

     A summary of property, plant and equipment by classification as of December 31, 2004 and 2003 is as follows:

Asset Category	2004	2003

Electric-generation	$7,125	$7,968
Nuclear fuel	2,926	2,568
Asset retirement cost (ARC)	1,023	202
Construction work in progress	357	428
Other property, plant and equipment (a)	54	54

Total property, plant and equipment	11,485	11,220
Less accumulated depreciation (including accumulated amortization of nuclear fuel of $1,976 and $1,596 as of December 31, 2004 and 2003, respectively)	3,949	4,114

Property, plant and equipment, net	$7,536	$7,106

(a)	Includes buildings under capital lease with a net carrying value of $43 million and $46 million at December 31, 2004 and 2003, respectively. The original cost basis of the buildings was $53 million and total accumulated amortization was $10 million and $6 million at December 31, 2004 and 2003, respectively.

     Service Life Extensions. Upon the December 2003 acquisition of the remaining 50% interest in AmerGen, Generation changed its accounting estimates related to the depreciation of certain AmerGen generating facilities to conform with Generation’s depreciation policies. The estimated service lives were extended by 20 years for the three AmerGen stations. These changes were based on engineering and economic feasibility analyses performed by Generation. The service life extensions are subject to approval by the United States Nuclear Regulatory Commission (NRC) of the renewals of the existing NRC operating licenses. Generation has not applied for license renewals at the AmerGen facilities, but has announced its plan to file a renewal request in 2005 for the Oyster Creek Nuclear Generating Station (Oyster Creek) and is planning on filing for license renewals for TMI Unit 1 and the Clinton Nuclear Power Station (Clinton) on a timeline consistent and integrated with the other planned license filings for the Generation nuclear fleet.

     License Renewals. In December 2004, the NRC issued an order that will permit Oyster Creek to operate beyond its license expiration in April 2009 if the NRC has not completed reviewing the application for renewal. The application for Oyster Creek’s license renewal is anticipated to be filed by August 2005 in order to comply with this agreement. On October 28, 2004, the NRC approved 20-year renewals of the operating licenses for Generation’s Dresden and Quad Cities generating stations. The licenses for Dresden Unit 2, Dresden Unit 3 and Quad Cities Units 1 and 2 were renewed to 2029, 2031 and 2032, respectively. On May 7, 2003, the operating licenses for Peach Bottom Unit 2 and Peach Bottom Unit 3 were renewed to 2033 and

2034, respectively. Depreciation provisions are based on the estimated useful lives of the stations, which assumes the renewal of the licenses for all nuclear generating stations. As a result, these license renewals had no impact on the Consolidated Statements of Income.

7. Jointly Owned Electric Utility Plants

     Generation’s undivided ownership interests in jointly owned generation plants as of December 31, 2004 and 2003 were as follows:

	Nuclear generation			Fossil fuel generation
	Quad Cities	Peach Bottom	Salem (b)	Keystone	Conemaugh	Wyman

			PSEG
Operator	Generation	Generation	Nuclear	Reliant	Reliant	FP&L
Ownership interest	75.00%	50.00%	42.59%	20.99%	20.72%	5.89%
Generation’s share at December 31, 2004: (a)
Plant	$287	$438	$127	$167	$212	$2
Accumulated depreciation	54	231	33	102	133	—
Construction work in progress	39	16	81	5	1	—
Generation’s share at December 31, 2003: (a)
Plant	$191	$453	$106	$168	$210	$2
Accumulated depreciation	18	239	24	106	138	—
Construction work in progress	40	1	48	2	1	—

(a)	Generation also has a 44.24% ownership interest in Merrill Creek Reservoir located in New Jersey with a book value of $1 million at December 31, 2004 and 2003, which is not included in the table above.

(b)	Generation also owns a proportionate share in the fossil fuel combustion turbine, which is fully depreciated. The gross book value was $3 million at December 31, 2004 and 2003.

     Generation’s undivided ownership interests are financed with Generation funds and all operations are accounted for as if such participating interests were wholly owned facilities. Direct expenses of the jointly owned plants are included in the corresponding operating expenses on the Consolidated Statements of Income.

8. Intangible Assets

     Intangible Assets. Generation’s intangible assets, included in deferred debits and other assets, other, consisted of the following:

	December 31, 2004			December 31, 2003
		Accumulated			Accumulated
	Gross	Amortization	Net	Gross	Amortization	Net

Amortized intangible assets:
Energy purchase agreement (a)	$384	$(27)	$357	$—	$—	$—
Tolling agreement (a)	73	(5)	68	—	—	—
Other	6	(6)	—	6	—	6

Total	$463	$(38)	$425	$6	$—	$6

(a)	See Note 3 – Sithe and Note 20 – Subsequent Events for a description of Sithe’s intangible assets that are reflected in Generation’s balance sheet at December 31, 2004 and a description of the sale of Sithe that was completed on January 31, 2005.

     Amortization related to amortized intangible assets was $38 million for the year ended December 31, 2004, of which $6 million has been reflected as a reduction in revenue. Of the $38 million, $32 million was attributable to the energy purchase agreement and tolling agreement, both of which relate to Generation’s consolidation of Sithe and is reflected in discontinued operations. In 2004, Generation entered into an agreement to sell its ownership interest in Sithe, which was completed on January 31, 2005 and will result in the elimination of the intangible assets related to Sithe’s energy purchase agreement and tolling agreement from the Consolidated Balance Sheets in future periods. See Note 20 – Subsequent Events for further information regarding this sale.

9. Severance Accounting

     Generation provides severance and health and welfare benefits to terminated employees pursuant to pre-existing severance plans primarily based upon each individual employee’s years of service with Generation and compensation level.

     During the years ended December 31, 2004 and 2003, Generation identified approximately 99 and 470 positions, respectively, for elimination. As of December 31, 2004, approximately 85 of the identified positions had not been eliminated. Generation recorded charges for salary continuance severance of $2 million and $38 million during 2004 and 2003, respectively, which represented salary continuance severance that were probable and could be reasonably estimated at the end of the year. During 2004 and 2003, Generation recorded charges of $4 million and $12 million (before income taxes) associated with special health and welfare severance benefits. Additionally, Generation incurred curtailment costs in 2004 and 2003, associated with pension and postretirement benefit plans of $3 million and $15 million, as a result of personnel reductions. These amounts are net of $11 million in charges billed to co-owners of generating facilities in 2003. Amounts billed to co-owners in 2004 were not significant. In total, Generation recorded charges of $9 million and $65 million in 2004 and 2003, net of co-owner billings. See Note 14 - Retirement Benefits for a description of the curtailment charges for the pension and postretirement benefit plans.

     In 2004, Generation recorded a charge of $9 million for new positions identified and reversed $7 million for accruals in excess of the reserve for individuals previously identified under The Exelon Way. Charges in 2004 included a $1 million increase in the reserve for liabilities acquired upon consolidation of Exelon Energy. Generation based its estimate of the number of positions to be eliminated on management’s current plans and its ability to determine the appropriate staffing levels to effectively operate the business. Generation may incur further severance costs if additional positions are identified for elimination. These costs will be recorded in the period in which the costs can be reasonably estimated.

     The following table details Generation’s total salary continuance severance expense, recorded as an operating and maintenance expense, for the years ended December 31, 2004, 2003 and 2002:

Salary continuance severance charges

Expense recorded – 2004 (a)	$2
Expense recorded – 2003 (a)	38
Expense recorded – 2002 (b)	2

(a)	Severance expense in 2004 and 2003 reflects severance costs associated with The Exelon Way and other severance costs incurred in the normal course of business. In 2004, Generation recorded charges of $9 million for new positions identified and reversed $7 million to reduce accruals for individuals previously identified under The Exelon Way. 2004 charges included $1 million for the transfer of Exelon Energy to Generation, effective January 1, 2004.

(b)	Severance expense in 2002 generally represents severance activity associated with the October 20, 2000 merger and in the normal course of business.

     The following table provides a roll forward of Generation’s salary continuance severance obligation from January 1, 2003 through December 31, 2004.

Salary continuance severance obligation

Balance as of January 1, 2003	$11
Severance charges recorded	38
Cash payments	(9)
Liability acquired upon consolidation of AmerGen	3

Balance as of January 1, 2004	43
Severance charges recorded (a)	2
Cash payments	(29)

Balance as of December 31, 2004	$16

(a) In 2004, Generation recorded charges of $9 million for new positions identified and reversed $7 million to reduce accruals for individuals previously identified under The Exelon Way. 2004 charges included $1 million for the transfer of Exelon Energy to Generation, effective January 1, 2004.

10. Short-Term Debt

	2004	2003	2002

Average borrowings	$72	$—	$—
Maximum borrowings outstanding	326	—	—
Average interest rates, computed on a daily basis	1.14%	—	—
Average interest rates, at December 31	—	—	—

     At December 31, 2003, Exelon, along with ComEd, PECO and Generation, participated with a group of banks in a $750 million 364-day unsecured revolving credit agreement and a $750 million three-year unsecured revolving credit agreement. On July 16, 2004, the $750 million 364-day facility was replaced with a $1 billion unsecured revolving facility maturing on July 16, 2009 and the $750 million three-year facility was reduced to $500 million maturing on October 31, 2006. Both revolving credit agreements are used principally to support the commercial paper programs at Exelon, ComEd, PECO and Generation and to issue letters of credit.

     At December 31, 2004, Generation’s aggregate sublimit under the credit agreements was $600 million. Sublimits under the credit agreements can change upon written notification to the bank group. Generation had approximately $444 million of unused bank commitments, net of outstanding letters of credit, under the credit agreements at December 31, 2004. Generation did not have any commercial paper outstanding at December 31, 2004 or 2003. Interest rates on advances under the credit facilities are based on either prime or the London Interbank Offering Rate (LIBOR) plus an adder based on the credit rating of the borrower as well as the total outstanding amounts under the agreement at the time of borrowing. The maximum LIBOR adder is 170 basis points.

     The credit agreements require Generation to maintain a minimum cash from operations to interest expense ratio for the twelve-month period ended on the last day of any quarter. The ratio excludes revenues and interest expenses attributable to securitization debt, certain changes in working capital distributions on preferred securities of subsidiaries and revenues from Sithe and interest on the debt of its project subsidiaries. Generation’s minimum cash from operations to interest expense ratio is 3.25 to 1. At December 31, 2004, Generation was in compliance with this threshold.

11. Long-Term Debt

     Long-term debt is comprised of the following:

	December 31, 2004			December 31,
	Rates		Maturity Date	2004	2003

Boston Generating Credit Facility (a)	—		—	$—	$1,037
Senior unsecured notes	5.35%-6.95%		2011-2014	1,200	1,200
Non-recourse secured project debt	8.50%-9.00	%(b)	2007-2013	499	—
Subordinated notes	7.00	%(b)	2013-2034	419	—
Pollution control notes, floating rates	1.71%-2.04%		2016-2034	520	363
Notes payable and other (c)	6.20%-18.00%		2005-2020	100	128

Total long-term debt (d)				2,738	2,728
Unamortized debt discount and premium, net				(108)	(11)
Due within one year				(47)	(1,068)

Long-term debt				$2,583	$1,649

(a)	Approximately $1.0 billion of debt was outstanding under the non-recourse Boston Generating Credit Facility at December 31, 2003, all of which was reflected in the Consolidated Balance Sheet of Generation as a current liability due to certain events of default under the Boston Generating Credit Facility. The outstanding debt under the Boston Generating Credit Facility was eliminated from Generation’s Consolidated Balance Sheets in May 2004 following the sale Generation’s ownership interest in Boston Generating. See Note 2 – Acquisitions and Dispositions for additional information regarding the sale.

(b)	In addition to the stated interest rate, an additional 1.97% and 0.99% of interest on the carrying amount of the secured bonds payable is being credited due to debt premiums and 1.63% of interest on the carrying amount of the subordinated debt is being incurred due to the debt discount recorded at the time of the purchase. There is $100 million of unamortized debt discount associated with this debt. These amounts represent obligations of Sithe and will be removed from the Generation’s Consolidated Balance Sheet following the sale of Sithe, which was completed on January 31, 2005. See Note 20 – Subsequent Events for additional information.

(c)	Includes capital lease obligations of $50 million at December 31, 2004 and December 31, 2003. Lease payments of approximately $3 million, $3 million, $2 million, $2 million and $40 million will be made in 2005, 2006, 2007, 2008 and thereafter, respectively.

(d)	Long-term debt maturities in the periods 2005 through 2009 and thereafter are as follows:

2005	$47
2006	51
2007	52
2008	56
2009	68
Thereafter	2,464

Total	$2,738

Included in the table above are maturities of Sithe’s debt of $34, $38, $40, $44, $57 and $706 in 2005, 2006, 2007, 2008, 2009 and thereafter, respectively. In connection with Generation’s sale of Sithe on January 31, 2005, Generation is no longer obligated to fulfill these debt maturities, and the related obligations will be removed from the Consolidated Balance Sheets. See Note 20 – Subsequent Events for a further discussion of the sale of Sithe.

     Debt Issuances. The following long-term debt was issued during 2004:

Type	Interest Rate	Maturity	Amount

Pollution Control Revenue Bonds	Variable	April 1, 2021	$51
Pollution Control Revenue Bonds	Variable	October 1, 2030	92
Pollution Control Revenue Bonds	Variable	October 1, 2034	14

Total issuances			$157

     Debt Retirements and Redemptions. The following debt was retired, through tender, open market purchases, optional redemption, or payment at maturity, during 2004:

Type	Interest Rate	Maturity	Amount

Note — AmerGen	6.33%	August 8, 2009	$10
Note — AmerGen	6.20%	December 20, 2004	16
Note – Sithe	8.50%	June 30, 2007	32
Other			4

Total retirements			$62

     See Note 2 – Acquisitions and Dispositions for information regarding debt classified as held for sale as of December 31, 2003.

     See Note 15 – Fair Value of Financial Assets and Liabilities for additional information regarding interest-rate swaps.

12. Income Taxes

     Income tax expense (benefit) is comprised of the following components:

	For the Year Ended December 31,
	2004	2003	2002

Federal
Current	$228	$(227)	$67
Deferred	88	81	123
Investment tax credit	(8)	(8)	(8)
State
Current	20	(4)	18
Deferred	44	(21)	17

Total income tax expense (benefit)	$372	$(179)	$217

Included in cumulative effects of changes in accounting principles:
Federal
Deferred	$17	$58	$7
State
Deferred	5	12	2

Total income tax expense	$22	$70	$9

Income tax expense is included in the financial statements as follows:

	For the Year Ended December 31,
	2004	2003	2002

Continuing operations	$401	$(179)	$217
Discontinued operations	(29)	—	—
Cumulative effect of change in accounting principle	22	70	9

Total income tax expense	$394	$(109)	$226

     The effective income tax rate related to continuing operations and discontinued operations differed from the U.S. Federal statutory rate principally due to the following:

	For the Year Ended December 31,
	2004	2003	2002

U.S. Federal statutory rate	35.0%	35.0%	35.0%
Increase (decrease) due to:
State income taxes, net of Federal income tax benefit	4.3	3.9	3.7
Tax-exempt interest	(1.0)	1.8	(2.3)
Qualified nuclear decommissioning trust fund income	(0.7)	(2.1)	0.9
Amortization of investment tax credit	(0.5)	1.2	(0.9)
Deferred expense/revenue option adjustment	—	1.6	—
Other	0.4	1.6	(0.7)

Effective income tax rate	37.5%	43.0%	35.7%

     The tax effect of temporary differences giving rise to significant portions of Generation’s deferred tax assets and liabilities are presented below:

	December 31,
	2004	2003

Deferred tax assets:
Decommissioning and decontamination obligations	$153	$108
Deferred pension and postretirement obligations	69	170
Unrealized gains on derivative financial instruments	66	83
Excess of tax value over book value of impaired assets (a)	—	159
Other, net	115	80

Total deferred tax assets	403	600

Deferred tax liabilities:
Plant basis difference	(822)	(715)
Emission allowances	(39)	(40)

Total deferred tax liabilities	(861)	(755)

Deferred income taxes (net) on the Consolidated Balance Sheets	$(458)	$(155)

(a)	Includes impairments related to Generation’s investment in Sithe and Boston Generating.

     The Internal Revenue Service (IRS) and certain state tax authorities are currently auditing certain tax returns of Exelon’s predecessor entities, Unicom and PECO. The current audits are not expected to have an adverse effect on financial condition or results of operations of Generation.

     In 2004, Generation received $26 million from Exelon related to Generation’s allocation of tax benefits under the Tax Sharing Agreement. Generation received no allocation of tax benefits under the Tax Sharing Agreement in 2003. In 2002, Generation received $11 million from Exelon related to Generation’s allocation of tax benefits under the Tax Sharing Agreement.

     Generation had unamortized investment tax credits of $210 million and $218 million at December 31, 2004 and December 31, 2003, respectively.

     As of December 31, 2004, Generation (excluding Sithe) had capital loss carry forwards for income tax purposes of approximately $163 million, which expire beginning in 2009. Sithe had capital loss carry forwards for income tax purposes of approximately $21 million, which will expire beginning in 2007. Additionally, Sithe International had capital loss carry forwards for income tax purposes of approximately $8 million, which will expire beginning in 2007 and is subject to the limitations under Internal Revenue Code Section 382 due to the change in ownership of Sithe International on October 13, 2004. As of December 31, 2004, a valuation allowance has been recorded for approximately $8 million with respect to the Sithe International capital loss carry forward.

     As of December 31, 2004, Sithe had domestic and Mexican net operating loss carry forwards of approximately $101 million and $57 million, respectively. Such carry forwards will expire beginning in 2020 and 2011, respectively.

     As of December 31, 2004, Sithe had an Alternative Minimum Tax carry forward of approximately $26 million which can be carried forward indefinitely.

     As of December 31, 2004, Generation had recorded valuation allowances of approximately $5 million with respect to deferred taxes associated with separate company state taxes.

13. Nuclear Decommissioning and Spent Fuel Storage

Nuclear Decommissioning

     Overview

     Generation has a legal obligation to decommission its nuclear power plants following the expiration of their operating licenses. This obligation is reflected as an asset retirement obligation (ARO), which is classified as a noncurrent liability. Based on the actual or anticipated extended license lives of the nuclear plants, decommissioning expenditures for Generation’s nuclear power plants currently operating are expected to occur primarily during the period 2029 through 2056. Generation owns three nuclear units that are retired and currently incur certain costs associated with decommissioning. The cost of nuclear decommissioning will be funded by investments held in trust funds that have been established for each nuclear station. Generation had nuclear decommissioning trust funds totaling $5,262 million and $4,721 million as of December 31, 2004 and 2003, respectively. See Note 15 – Fair Value of Financial Assets and Liabilities for more information regarding Generation’s nuclear decommissioning trust funds.

     Cost Recovery and Decommissioning Responsibilities

     Former ComEd plants. Generation currently recovers in revenues funds for decommissioning the former ComEd nuclear plants through regulated rates collected by ComEd. The amounts recovered from customers are remitted to Generation and deposited into the trust accounts to fund the future decommissioning costs. Under a December 2000 Illinois Commerce Commission Order issued to ComEd, amended February 2001 (ICC Order), ComEd is permitted to collect up to $73 million annually through 2006 from ratepayers to decommission the former ComEd nuclear plants. The amount of decommissioning revenue collections for 2005 and 2006 are anticipated to be slightly lower than $73 million. Under the current ICC Order, ComEd will not collect amounts for decommissioning subsequent to 2006.

     Based on the provisions of the ICC Order and NRC regulations, Generation is financially responsible for the decommissioning obligations related to these plants. If trust assets plus future collections permitted by the ICC Order are exceeded by the ultimate ARO, Generation is responsible for any shortfall in funding; however, if amounts remain in the trust funds for these units following the completion of the decommissioning activities, those amounts will be returned to the ComEd ratepayers. At the end of each financial reporting period, Generation assesses the amounts currently recorded in trust assets plus future collections less amounts recorded in the ARO. At December 31, 2004 and 2003, Generation recorded a noncurrent affiliate payable to ComEd, who in turn, recorded an equal regulatory liability for the amount of decommissioning-related assets in excess of the ARO.

     Former PECO plants. Generation currently recovers costs for decommissioning the former PECO nuclear plants through regulated rates collected by PECO. The amounts recovered from customers are remitted to Generation and deposited into the trust accounts to fund the future decommissioning costs. Under orders from the Pennsylvania Public Utility Commission (PUC), PECO is permitted to collect from ratepayers up to $33 million annually for the full funding of the expected costs to decommission the former PECO nuclear plants. Based on the provisions of the PUC order, the PECO ratepayers are financially responsible for the majority of any shortfalls in the costs to decommission these nuclear units; however, the PECO ratepayers will receive any excess amounts from the trust funds at the completion of decommissioning. Generation is responsible for 1) the first $50 million of the decommissioning costs above a certain threshold established under the PUC order and 2) five percent of the decommissioning costs above that first $50 million of costs that exceed the established threshold. Generation expects total decommissioning costs to exceed this threshold and expects to be held responsible for the entire $50 million over the remaining life of the assets. At the end of each financial reporting period, Generation assesses the amounts currently recorded in trust assets plus future collections less amounts recorded in the ARO. At December 31, 2004 and 2003, Generation recorded a noncurrent affiliate payable to PECO, who in turn, recorded an equal regulatory liability for the amount of decommissioning-related assets in excess of the ARO.

     AmerGen plants. Generation is financially responsible for the decommissioning of these plants and bears all risks and benefits related to the funding levels associated with these plants’ decommissioning trust funds.

     Adoption of SFAS No. 143

     Generation adopted SFAS No. 143 on January 1, 2003, which promulgates the accounting for AROs. In accordance with SFAS No. 143, a probability-weighted, discounted cash flow model with multiple scenarios was used to determine the fair value of the decommissioning obligation. SFAS No. 143 states that the estimated fair value of the decommissioning obligation represents the amount a third party would receive for assuming an entity’s entire obligation. The present value of future estimated cash flows required to decommission the nuclear stations was calculated using credit-adjusted, risk-free rates applicable to the various businesses in order to determine the fair value of the decommissioning obligation at the time of adoption of SFAS No. 143.

     Former ComEd plants. The transition provisions of SFAS No. 143 required Exelon to apply the fair value remeasurement back to the historical periods in which AROs were originally incurred, resulting in a remeasurement of these obligations at the date the assets were acquired by Exelon. Since the nuclear plants previously owned by ComEd were acquired by Exelon on October 20, 2000 (and subsequently transferred to Generation as a result of the Exelon corporate restructuring on January 1, 2001), Exelon’s historical accounting for its ARO associated with those plants was revised as if SFAS No. 143 had been in effect at the merger date. The calculation of the SFAS No. 143 ARO yielded decommissioning obligations lower than the value of the corresponding trust assets at January 1, 2003. Since the trust fund assets exceeded the fair value of the ARO, Generation recorded a $948 million noncurrent affiliate payable to ComEd, who in turn, recorded an equal regulatory liability at January 1, 2003. As a result of increases in the trust funds due to market conditions, the noncurrent affiliate payable to ComEd and ComEd’s regulatory liability have increased to $1,433 million at December 31, 2004.

     In accordance with the provisions of SFAS No. 143 and regulatory accounting guidance, Generation recorded a SFAS No. 143 transition adjustment to accumulated other comprehensive income to reclassify $168 million, net of tax, of accumulated net unrealized losses in the nuclear decommissioning trust funds associated with the former ComEd plants to its noncurrent affiliate payable to ComEd, and likewise to ComEd’s regulatory liability.

     Former PECO plants. In the case of the former PECO plants, the SFAS No. 143 ARO calculation yielded decommissioning obligations greater than the corresponding trust assets at January 1, 2003. As such, Generation recorded a noncurrent affiliate receivable from PECO, who in turn, recorded a regulatory asset of $20 million. As a result of increases in the trust funds due to market conditions and contributions collected from PECO customers, the trust fund assets exceeded the ARO at December 31, 2004 and Generation has a noncurrent affiliate payable to PECO, who in turn has an equal regulatory liability to its ratepayers of $46 million. At December 31, 2003, Generation had a noncurrent affiliate payable to PECO, who in turn had a regulatory liability to its ratepayers of $12 million related to nuclear decommissioning.

     Upon adoption, and in accordance with the provisions of SFAS No. 143, Generation capitalized an asset retirement cost (ARC) asset within property, plant and equipment of $172 million related to the establishment of the ARO for the former PECO plants. The ARC is being amortized over the remaining useful lives of the former PECO plants.

     Generation believes that all of the decommissioning assets, anticipated earnings thereon and future revenues from decommissioning collections will be used to decommission the former ComEd and PECO nuclear plants. As such, Generation expects the regulatory liabilities to be reduced to zero at the conclusion of the decommissioning activities.

     AmerGen plants. At the time of the adoption of SFAS No. 143 on January 1, 2003, Generation had a 50% ownership of AmerGen. Generation recorded income of $29 million (after income taxes) as the cumulative effect of changes in accounting principles.

Impact of Contractual Construct with Regulated Affiliates on the Application of SFAS No. 143

     Increases in the ARO due to the passage of time are recorded in operating and maintenance expense as accretion expense. Increases in the ARO resulting from revisions to the estimated future cash flows are generally recorded with a corresponding adjustment to the basis of plant value, by recording an ARC asset. The ARC is depreciated on a straight-line basis over the remaining life of the unit to which it relates. Changes in the nuclear decommissioning trust funds are discussed in Note 15 — Fair Value of Financial Assets and Liabilities.

     Former ComEd plants. As of December 31, 2004, the trust assets associated with the former ComEd plants exceeded the ARO for those plants. Until such time, if ever, that the ARO exceeds the decommissioning-related assets, Generation’s net income should not reflect the impacts of any income or expenses associated with decommissioning the former ComEd nuclear units. As such, decommissioning revenues collected, nuclear decommissioning trust fund investment income, accretion expense and depreciation of the ARC are not reflected in net income as they are offset by the adjustment to the noncurrent affiliate payable to ComEd, and likewise ComEd’s regulatory liability, to the extent the decommissioning-related assets exceed the ARO.

     Former PECO plants. As of December 31, 2004, the trust assets associated with the former PECO plants exceeded the ARO for those plants. The regulatory order associated with the former PECO units ensures that Generation will not be financially responsible for the decommissioning of these units, with the exception of certain amounts described above. As such, Generation’s net income should not reflect the impacts of any income or expenses associated with decommissioning the former PECO nuclear units, except for the accretion expense associated with its decommissioning cost responsibility above the decommissioning cost thresholds established by the PUC, as previously discussed. The net effect of decommissioning revenues collected, nuclear decommissioning trust fund investment income, accretion expense and depreciation of the ARC is adjusted so that the amounts net to an insignificant amount in Generation’s Consolidated Statements of Income. This adjustment is reflected as a change in the noncurrent affiliate payable to PECO, and in turn, PECO’s regulatory liability.

     AmerGen plants. Beginning in 2004, decommissioning activity related to the AmerGen units is reflected in Generation’s Consolidated Statements of Income. The AmerGen units are not subject to any cost recovery regulation and, as such, Generation will be required to fund any shortfall of trust assets below the decommissioning obligations. Similarly, Generation will not be required to refund any excess trust funds to customers if the obligation is less than the available trust funds. As such, the impacts of nuclear decommissioning trust fund investment income, accretion expense and depreciation of the ARC are all included in Generation’s Consolidated Statements of Income. Prior to December 2003 and Generation’s acquisition of British Energy’s 50% interest in AmerGen, the impact to Generation for accounting for the decommissioning of the AmerGen plants was recorded within Generation’s equity in earnings of AmerGen. In addition, Generation’s proportionate share of unrealized gains and losses on AmerGen’s decommissioning trust funds were reflected in Generation’s other comprehensive income.

     2004 Update of ARO

     Generation updates its ARO on a periodic basis. During 2004, Generation recorded a $780 million net increase to the ARO resulting from revisions to estimated future nuclear decommissioning cash flows. This update also resulted in an adjustment to the basis of property, plant and equipment of $780 million by recording a corresponding net increase to the ARC. This increase to the ARO was primarily a result of updated decommissioning cost studies and changes in cost escalation factors used to estimate future undiscounted costs, both of which are provided by independent third-party appraisers. Cost estimates are updated every three to five years in accordance with NRC regulations and industry practice. The net increase in the ARO for the former ComEd units, the former PECO units and the AmerGen units resulting from revisions to estimated cash flows during 2004 was $563 million, $142 million and $75 million, respectively. As of December 31, 2004, the ARO balances for the former ComEd, the former PECO and the AmerGen units totaled approximately $2.3 billion, $1.0 billion and $0.6 billion, respectively.

     The following table provides a roll forward reconciliation of the ARO reflected on Generation’s Consolidated Balance Sheets from January 1, 2003 to December 31, 2004:

Asset retirement obligation at January 1, 2003	$2,363
Consolidation of AmerGen	487
Accretion expense	160
Payments to decommission retired plants	(14)

Asset retirement obligation at December 31, 2003	2,996
Net increase resulting from updates to estimated future cash flows	780
Accretion expense	210
Additional liabilities incurred (a)	6
Payments to decommission retired plants	(12)

Asset retirement obligation at December 31, 2004	$3,980

(a)	Additional liabilities incurred are primarily due to the consolidation of Sithe.

     Accounting Prior to the Adoption of SFAS No. 143

     Prior to January 1, 2003, Generation accounted for the current period’s cost of decommissioning related to generating plants previously owned by PECO in accordance with common regulatory accounting practices by recording a charge to depreciation expense and a corresponding liability in accumulated depreciation concurrently with recognizing decommissioning collections. Financial activity of the decommissioning trust (e.g., investment income and realized and unrealized gains and losses on trust investments) was reflected in nuclear decommissioning trust funds in Generation’s Consolidated Balance Sheets with a corresponding offset recorded to accumulated depreciation.

     Regulatory accounting practices for the nuclear generating stations previously owned by ComEd were discontinued as a result of an ICC Order capping ComEd’s ultimate recovery of decommissioning costs. The difference between the decommissioning cost estimate and the decommissioning liability recorded in accumulated depreciation for the former ComEd operating stations was previously amortized to depreciation expense on a straight-line basis over the remaining lives of the stations. The decommissioning cost estimate (adjusted annually to reflect inflation) for the former ComEd retired units recorded in deferred credits and other liability was previously accreted to depreciation expense. Financial activity of the decommissioning trust funds related to Generation’s nuclear generating stations no longer accounted for under common regulatory practices was reflected in nuclear decommissioning trust funds in Generation’s Consolidated Balance Sheets with a corresponding gain or expense recorded in Generation’s Consolidated Income Statements or in other comprehensive income.

Spent Nuclear Fuel

     Under the Nuclear Waste Policy Act of 1982 (NWPA), the U.S. Department of Energy (DOE) is responsible for the development of a repository for the disposal of spent nuclear fuel (SNF) and high-level radioactive waste. As required by the NWPA, Generation is a party to contracts with the DOE (Standard Contracts) to provide for disposal of SNF from its nuclear generating stations. In accordance with the NWPA and the Standard Contracts, Generation pays the DOE one mill ($.001) per kilowatt-hour of net nuclear generation for the cost of nuclear fuel long-term disposal. This fee may be adjusted prospectively in order to ensure full cost recovery. The NWPA and the Standard Contracts required the DOE to begin taking possession of SNF generated by nuclear generating units by no later than January 31, 1998. The DOE, however, failed to meet that deadline and its performance will be delayed significantly. The DOE’s current estimate for opening a SNF facility is 2012. This extended delay in SNF acceptance by the DOE has led to Generation’s adoption of dry cask storage at its Dresden, Quad Cities, Oyster Creek and Peach Bottom stations and its consideration of dry cask storage at other stations.

     The Standard Contracts with the DOE also required the payment to the DOE a one-time fee applicable to nuclear generation through April 6, 1983. PECO’s fee has been paid. Pursuant to the Standard Contracts, ComEd elected to pay the one-time fee of $277 million, with interest to the date of payment, just prior to the first delivery of SNF to the DOE. As of December 31, 2004, the unfunded liability for the one-time fee with interest was $878 million. Interest accrues at the 13-week Treasury Rate, which was 1.987% at December 31, 2004. The liabilities for spent nuclear fuel disposal costs, including the one-time fee, were transferred to Generation as part of the corporate restructuring. The one-time fee obligation for the AmerGen units remains with the prior owner. The Clinton Unit has no outstanding obligation.

     In July 1998, ComEd filed a complaint against the United States Government (Government) in the United States Court of Federal Claims (Court) seeking to recover damages caused by the DOE’s failure to honor its contractual obligation to begin disposing of SNF in January 1998. In August 2001, the Court granted ComEd’s motion for partial summary judgment for liability on ComEd’s breach of contract claim. In November 2001, the Government filed two partial summary judgment motions relating to certain damage issues in the case as well as two motions to dismiss claims other than ComEd’s breach of contract claim. On June 10, 2003, the Court granted the Government’s motion to dismiss claims other than the breach of contract claims. Also on June 10, 2003, the Court denied the Government’s summary judgment motions and set the case for trial on damages for November 2004.

     In July 2000, PECO entered into an agreement (Amendment) with the DOE relating to PECO’s Peach Bottom nuclear generating unit to address the DOE’s failure to begin removal of SNF in January 1998 as required by the Standard Contracts. Under the Amendment, the DOE agreed to provide PECO with credits against PECO’s future contributions to the Nuclear Waste Fund to compensate PECO for SNF storage costs incurred as a result of the DOE’s breach of the contract. The Amendment also provided that, upon PECO’s request, the DOE will take title to the SNF and the interim storage facility at Peach Bottom provided certain conditions are met. Generation assumed this contract in the 2001 corporate restructuring.

     In November 2000, eight utilities with nuclear power plants filed a Joint Petition for Review against the DOE with the United States Court of Appeals for the Eleventh Circuit seeking to invalidate that portion of the Amendment providing for credits to PECO against nuclear waste fund payments on the ground that such provision is a violation of the NWPA. PECO intervened as a defendant in that case and Generation assumed the claim in the 2001 corporate restructuring. On September 24, 2002, the United States Court of Appeals for the Eleventh Circuit ruled that the fee adjustment provision of the Amendment violates the NWPA and therefore is null and void. The Court did not hold that the Amendment as a whole is invalid. Article XVI(I) of the Amendment provides that if any portion of the Amendment is found to be void, the DOE and Generation agree to negotiate in good faith and attempt to reach an enforceable agreement consistent with the spirit and purpose of the Amendment. That provision further provided that should a major term be declared void, and the DOE and Generation cannot reach a subsequent agreement, the entire Amendment would be rendered null and void, the original Peach Bottom Standard Contracts would remain in effect and the parties would return to pre-Amendment status. Under the Amendment, Generation has received approximately $40 million in credits against contributions to the nuclear waste fund.

     On August 14, 2003, Generation received a letter from the DOE demanding repayment of $40 million of previously received credits from the Nuclear Waste Fund. The letter also demanded $1.5 million of interest that was accrued as of that date and Generation continued to record an interest expense each subsequent month. Generation reserved its 50% ownership share of these amounts. Because Generation expenses the dry storage casks and capitalizes the permanent components of its spent fuel storage facilities, these reserves increased Generation’s operating and maintenance expense approximately $11 million and its capital base approximately $9 million during 2003.

     On July 21, 2004, Exelon and the U.S. Department of Justice, in close consultation with the DOE, reached a settlement under which the government will reimburse Generation for costs associated with storage of spent fuel at Generation’s nuclear stations pending DOE’s fulfillment of its obligations. Under the agreement, Generation immediately received $80 million in gross reimbursements for storage costs already incurred ($53 million net after considering amounts due from Generation to co-owners of certain nuclear stations), with additional amounts to be reimbursed annually for future costs. In all cases, reimbursements will be made only after costs are incurred and only for costs resulting from DOE delays in accepting the fuel. As of December 31, 2004, the amount of spent fuel storage costs for which reimbursement will be requested in mid-2005 from the DOE under the settlement agreement is $33 million net, which is recorded within accounts receivable, other. This amount is comprised of $14 million, which has been recorded as a reduction to operating and maintenance expense, and $12 million, which has been recorded as a reduction to capital expenditures. The remaining $7 million represents amounts owed to the co-owners of the Peach Bottom and Quad Cities generating facilities.

14. Retirement Benefits

     Generation participates in defined benefit pension plans and postretirement welfare benefit plans sponsored by Exelon. Substantially all eligible Generation employees participate in the Exelon sponsored plans. Benefits under these pension plans generally reflect each employee’s compensation, years of service, and age at retirement. Employees of AmerGen participate in separate defined benefit pension plans and postretirement welfare benefit plans sponsored by AmerGen. AmerGen is currently offering its employees a choice to remain in their traditional benefit formula or convert to a cash balance formula.

     The prepaid pension asset, pension obligation and non-pension postretirement benefits obligation on Generation’s Consolidated Balance Sheets reflect Generation’s obligations from and to the plan sponsors, Exelon and AmerGen. Employee-related assets and liabilities, including both pension and SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other than Pensions,” postretirement welfare liabilities, were allocated by Exelon to its subsidiaries based on the number of active employees as of January 1, 2001 as part of Exelon’s corporate restructuring. Exelon allocates the components of pension expense to the participating employers based upon several factors, including the percentage of active employees in each participating unit. See Note 15 – Retirement Benefits of Exelon’s Notes to Consolidated Financial Statements for pension and other postretirement benefits information for the Exelon plans.

     Approximately $126 million, $75 million and $37 million were included in capital and operating and maintenance expense, excluding curtailment and special termination costs, in 2004, 2003 and 2002, respectively, for Generation’s allocated portion of Exelon’s pension and postretirement benefit expense. The 2004 amounts include a reduction in net periodic postretirement benefit cost resulting from the adoption of FSP FAS 106-2. Generation contributed $180 million, $145 million and $60 million to the Exelon-sponsored pension plans in 2004, 2003 and 2002. Generation expects to contribute up to $853 million to the pension plans in 2005.

     During 2004 and 2003, Generation recognized curtailment charges of $3 million and $18 million, respectively, associated with an overall reduction in participants in Exelon’s pension and postretirement benefit plans due to employee reductions associated with The Exelon Way. During 2004 and 2003, Generation recognized special termination benefit costs of $4 million and $20 million, respectively.

     Included in Generation’s 2004 results are costs associated with pension benefit and other postretirement benefit plans sponsored by AmerGen. Costs associated with the pension and postretirement benefits were $11 million and $11 million, respectively for 2004. At December 31, 2004 and 2003, Generation’s balance sheet included a liability of $21 million and $21 million, respectively, related to the pension obligation and $94 million and $80 million, respectively, related to other postretirement benefit obligations.

     The accumulated benefit obligation (ABO) for the AmerGen pension plan was $77 million and $55 million at December 31, 2004 and 2003, respectively. The projected benefit obligation (PBO) for the AmerGen pension plan was $90 million and $67 million at December 31, 2004 and 2003, respectively. The fair value of plan assets related to this obligation was $53 million and $41 million at December 31, 2004 and 2003, respectively

     The postretirement benefit plan for AmerGen is unfunded. At December 31, 2004 and 2003, the ABO related to postretirement benefits was $94 million and $80 million, respectively.

     Generation participates in a 401(k) savings plan sponsored by Exelon. The plan allows employees to contribute a portion of their pre-tax income in accordance with specified guidelines. Generation matches a percentage of employee contributions to the plan up to certain limits. The cost of Generation’s matching contributions to the savings plan totaled $27 million, $24 million and $31 million for 2004, 2003 and 2002, respectively.

15. Fair Value of Financial Assets and Liabilities

Non-Derivative Financial Assets and Liabilities

     Fair Value. As of December 31, 2004 and 2003, Generation’s carrying amounts of cash and cash equivalents, accounts receivable, vendor accounts payable and accrued liabilities are representative of fair value because of the short-term nature of these instruments. Fair values of the trust accounts for decommissioning nuclear plants, long-term debt and preferred securities of subsidiaries are estimated based on quoted market prices for the same or similar issues.

     The carrying amounts and fair values of Generation’s financial liabilities as of December 31, 2004 and 2003 were as follows:

	2004		2003
	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value

Liabilities
Long-term debt (including amounts due within one year)	$2,630	$3,002	$2,717	$2,930

     Credit Risk. Financial instruments that potentially subject Generation to concentrations of credit risk consist principally of cash equivalents and customer accounts receivable. Generation places its cash equivalents with high-credit quality financial institutions. Generally, such investments are in excess of the Federal Deposit Insurance Corporation limits. Concentrations of credit risk with respect to customer accounts receivable are limited due to Generation’s large number of customers.

Derivative Instruments

     Fair Value. The fair values of Generation’s interest-rate swaps and power purchase and sale contracts are determined using quoted exchange prices, external dealer prices, or internal valuation models which utilize assumptions of future energy prices and available market pricing curves.

     Interest-Rate Swaps. Generation enters into interest-rate swaps to hedge exposure to interest rate changes. Swaps related to variable-rate securities or forecasted transactions are accounted for as cash-flow hedges. The swaps are generally structured to mirror the terms of the hedged debt instruments; therefore, no material ineffectiveness has been recorded in earnings. The gain or loss in fair value of cash-flow hedges is recorded in other comprehensive income and will be recognized in earnings over the life of the hedged items. The gain or loss in fair value of fair-value hedges, along with the gain or loss on the hedged asset or liability that is attributable to the hedged risk, is recorded in earnings.

     Generation had no interest-rate swaps designated as cash-flow hedges outstanding at December 31, 2004. At December 31, 2003, Generation had $861 million of notional amounts of interest-rate swaps designated as cash flow hedges outstanding with net deferred losses of $77 million.

     Energy-Related Derivatives. Generation utilizes derivatives to manage the utilization of its available generating capacity and the provision of wholesale energy to its affiliates. Generation also utilizes energy option contracts and energy financial swap arrangements to limit the market price risk associated with forward energy commodity contracts. Additionally, Generation enters into certain energy-related derivatives for trading or speculative purposes. At December 31, 2004 and 2003, Generation had $145 million and $216 million, respectively, of energy derivatives recorded as net liabilities at fair value on its Consolidated Balance Sheets.

     For the years ended December 31, 2004, 2003 and 2002, Generation recognized net unrealized losses of $42 million, net unrealized losses of $16 million and net unrealized gains of $6 million, respectively, relating to mark-to-market activity of certain non-trading power purchase and sale contracts pursuant to SFAS No. 133. Mark-to-market activity on non-trading power purchase and sale contracts are reported in fuel and purchased power. For the years ended December 31, 2004, 2003 and 2002, Generation recognized net unrealized gains of $3 million and net unrealized losses of $3 million and $9 million, respectively, relating to mark-to-market activity on derivative instruments entered into for trading purposes. Gains and losses associated with financial trading are reported as revenue in the Consolidated Statements of Income.

     As of December 31, 2004, $194 million of deferred net losses on derivative instruments in accumulated other comprehensive income are expected to be reclassified to earnings during the next twelve months. Amounts in accumulated other comprehensive income related to changes in interest-rate cash-flow hedges are reclassified into earnings when the interest payment occurs or when ineffectiveness has been determined. Amounts in accumulated other comprehensive income related to changes in energy commodity cash-flow hedges are reclassified into earnings when the forecasted purchase or sale of the energy commodity occurs. The majority of Generation’s cash-flow hedges are expected to settle within the next three years.

     Credit Risk Associated with Derivative Instruments. Generation would be exposed to credit-related losses in the event of non-performance by counterparties that issue derivative instruments. The credit exposure of derivatives contracts is represented by the fair value of contracts at the reporting date. For energy-related derivative instruments, Generation has entered into payment netting agreements or enabling agreements that allow for payment netting with the majority of its large counterparties, which reduce Generation’s exposure to counterparty risk by providing for the offset of amounts payable to the counterparty against amounts receivable from the counterparty. The notional amount of derivatives does not represent amounts that are exchanged by the parties and, thus, is not a measure of Generation’s exposure. The amounts exchanged are calculated on the basis of the notional or contract amounts, as well as on the other terms of the derivatives, which relate to interest rates and the volatility of these rates.

Nuclear Decommissioning Trust Fund Investments

     Investments as of December 31, 2004 and 2003. Generation classifies investments in the trust accounts for decommissioning nuclear plants as available-for-sale and estimates fair value based on quoted market prices for the securities held in trust funds. These investments are held to fund Generation’s decommissioning obligation for its nuclear plants. Decommissioning expenditures are expected to occur primarily after the plants are retired. Based on current licenses and anticipated renewals, decommissioning expenditures for plants in operation are currently estimated to begin in 2029. See Note 13 – Nuclear Decommissioning and Spent Fuel Storage for further information regarding the decommissioning of Generation’s nuclear plants.

     The following tables show the fair values, gross unrealized gains and losses and amortized cost bases of the securities held in these trust accounts as of December 31, 2004 and 2003.

	December 31, 2004
		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Value

Cash and cash equivalents	$184	$—	$—	$184
Equity securities	2,194	538	(37)	2,695
Debt securities Federal government obligations	1,447	51	(4)	1,494
Other debt securities	855	37	(3)	889

Total debt securities	2,302	88	(7)	2,383

Total available-for-sale securities	$4,680	$626	$(44)	$5,262

	December 31, 2003
		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Value

Cash and cash equivalents	$84	$—	$—	$84
Equity securities	2,402	300	(294)	2,408
Debt securities Federal government obligations	1,574	65	(4)	1,635
Other debt securities	567	29	(2)	594

Total debt securities	2,141	94	(6)	2,229

Total available-for-sale securities	$4,627	$394	$(300)	$4,721

     The fixed-income available-for-sale securities held at December 31, 2004 have an average maturity range of six to thirteen years. The cost of these securities was determined on the basis of specific identification.

     Impairment Evaluation in 2004. At December 31, 2004, Generation had gross unrealized gains of $626 million and gross unrealized losses of $44 million related to the nuclear decommissioning trust fund investments. At December 31, 2003, Generation had gross unrealized gains of $394 million and gross unrealized losses of $300 million related to the nuclear decommissioning trust fund investments. With the exception of the portion of these amounts related to AmerGen, as a result of ComEd’s and PECO’s regulatory arrangements for decommissioning costs, approximately $469 million of these net unrealized gains were recorded as an increase in Generation’s noncurrent affiliate payables, which resulted in a corresponding increase in ComEd and PECO’s regulatory liabilities.

     Generation evaluates decommissioning trust fund investments for other-than-temporary impairments by analyzing the historical performance, cost basis and market value of securities in unrealized loss positions in comparison to related market indices. During 2004, Generation concluded that certain trust fund investments were other-than-temporarily impaired based on various factors assessed in the aggregate, including the duration and severity of the impairment, the anticipated recovery of the securities and consideration of Generation’s ability and intent to hold the investments until the recovery of their cost basis. This determination resulted in an $8 million impairment charge recorded in other income and deductions associated with the trust funds for the decommissioning of the AmerGen plants. Also, Generation realized $260 million of the previously unrealized losses associated with the trust investments for the decommissioning of the former ComEd and PECO plants. As both realized and unrealized losses are included as a reduction in the fair value of the investments and in the fair value of the regulatory liability at ComEd and PECO, and as such, Generation’s noncurrent affiliate payable balance, realization of these losses associated with the former ComEd and PECO plants had no impact on Generation’s results of operations or financial position.

     Unrealized Gains and Losses. Net unrealized gains of $582 million were included in noncurrent affiliate payables and other comprehensive income in Generation’s Consolidated Balance Sheets as of December 31, 2004. Net unrealized gains of $94 million were included in noncurrent affiliate payables and other comprehensive income in Generation’s Consolidated Balance Sheets at December 31, 2003.

     The following table provides information regarding Generation’s available-for-sale securities in nuclear decommissioning trust funds in an unrealized loss position that are not considered other-than-temporarily impaired. The following tables shows the investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2004 and 2003.

	December 31, 2004
	Less than 12 months		12 months or more		Total
	Gross		Gross		Gross
	Unrealized	Fair	Unrealized	Fair	Unrealized	Fair
	Losses	Value	Losses	Value	Losses	Value

Equity securities	$16	$197	$21	$278	$37	$475
Debt securities
Government obligations	2	207	2	68	4	275
Other debt securities	2	182	1	22	3	204

Total debt securities	4	389	3	90	7	479

Total temporarily impaired securities	$20	$586	$24	$368	$44	$954

	December 31, 2003
	Less than 12 months		12 months or more		Total
	Gross		Gross		Gross
	Unrealized	Fair	Unrealized	Fair	Unrealized	Fair
	Losses	Value	Losses	Value	Losses	Value

Equity securities	$33	$231	$261	$775	$294	$1,006
Debt securities
Government obligations	4	232	—	11	4	243
Other debt securities	2	117	—	2	2	119

Total debt securities	6	349	—	13	6	362

Total temporarily impaired securities	$39	$580	$261	$788	$300	$1,368

     Generation evaluates the historical performance, cost basis and market value of securities in unrealized loss positions in comparison to related market indices to assess whether or not the securities are other-than-temporarily impaired. Generation concluded that the trending of the related market indices, the historical performance of these securities over a long-term time horizon and the level of insignificance of the unrealized loss as a percentage of the cost of the individual securities indicates that the securities are not other-than-temporarily impaired.

     Sale of Nuclear Decommissioning Trust Fund Investments. Proceeds from the sale of decommissioning trust fund investments and gross realized gains and losses on those sales were as follows:

	For the Years Ended December 31,
	2004	2003	2002

Proceeds from sales	$2,320	$2,341	$1,612
Gross realized gains	115	219	56
Gross realized losses	(43)	(235)	(86)

     Net realized gains of $72 million and net realized losses of $16 million and $32 million were recognized in other income and deductions in Generation’s Consolidated Statements of Income for the years ended December 31, 2004, 2003 and 2002, respectively. Additionally, net realized gains of $2 million were recognized in accumulated depreciation in Generation’s Consolidated Balance Sheets at December 31, 2002. Prior to January 1, 2003, realized gains and losses related to the former PECO units were included in accumulated depreciation. See Note 13 – Nuclear Decommissioning and Spent Fuel for further information regarding the nuclear decommissioning trusts.

16. Commitments and Contingencies

Nuclear Insurance

     The Price-Anderson Act limits the liability of nuclear reactor owners for claims that could arise from a single incident. As of December 31, 2004, the current limit is $10.76 billion and is subject to change to account for the effects of inflation and changes in the number of licensed reactors. As required by the Price-Anderson Act, Generation carries the maximum available amount of nuclear liability insurance (currently $300 million for each operating site) and the remaining $10.46 billion is provided through mandatory participation in a financial protection pool. Under the Price-Anderson Act, all nuclear reactor licensees can be assessed a maximum charge per reactor per incident. The maximum assessment for all nuclear operators per reactor per incident (including a 5% surcharge) is $100.6 million, payable at no more than $10 million per reactor per incident per year. This assessment is subject to inflation and state premium taxes.

     In addition, the U.S. Congress could impose revenue-raising measures on the nuclear industry to pay claims. The Price-Anderson Act expired on August 1, 2002 and was subsequently extended to the end of 2003 by the U.S. Congress. Only facilities applying for NRC licenses subsequent to the expiration of the Price-Anderson Act are affected. Existing commercial generating facilities, such as those owned by Generation, remain subject to the provisions of the Price-Anderson Act and are unaffected by its expiration. However, any new licenses are not covered under the Price-Anderson Act and any new plant initiatives would need to address this exposure.

     Generation is a member of an industry mutual insurance company, Nuclear Electric Insurance Limited (NEIL), which provides property damage, decontamination and premature decommissioning insurance for each station for losses resulting from damage to its nuclear plants. In the event of an accident, insurance proceeds must first be used for reactor stabilization and site decontamination. If the decision is made to decommission the facility, a portion of the insurance proceeds will be allocated to a fund, which Generation is required by the NRC to maintain, to provide for decommissioning the facility. Generation is unable to predict the timing of the availability of insurance proceeds to Generation and the amount of such proceeds that would be available.

Under the terms of the various insurance agreements, Generation could be assessed up to $168 million for losses incurred at any plant insured by the insurance companies. In the event that one or more acts of terrorism cause accidental property damage within a twelve-month period from the first accidental property damage under one or more policies for all insureds, the maximum recovery for all losses by all insureds will be an aggregate of $3.2 billion plus such additional amounts as the insurer may recover for all such losses from reinsurance, indemnity and any other source, applicable to such losses. The $3.2 billion maximum recovery limit is not applicable, however, in the event of a “certified act of terrorism” as defined in the Terrorism Risk Insurance Act of 2002, as a result of government indemnity. Generally, a “certified act of terrorism” is defined in the Terrorism Risk Insurance Act to be any act, certified by the U.S. government, to be an act of terrorism committed on behalf of a foreign person or interest.

     Additionally, NEIL provides replacement power cost insurance in the event of a major accidental outage at a nuclear station. The premium for this coverage is subject to assessment for adverse loss experience. Including the AmerGen sites, Generation’s maximum share of any assessment is $48 million per year. Recovery under this insurance for terrorist acts is subject to the $3.2 billion aggregate limit and secondary to the property insurance described above. This limit would also not apply in cases of certified acts of terrorism under the Terrorism Risk Insurance Act as described above.

     In addition, Generation participates in the American Nuclear Insurers Master Worker Program, which provides coverage for worker tort claims filed for bodily injury caused by a nuclear energy accident. This program was modified, effective January 1, 1998, to provide coverage to all workers whose “nuclear-related employment” began on or after the commencement date of reactor operations. Generation will not be liable for a retrospective assessment under this new policy; however, in the event losses incurred under the small number of policies in the old program exceed accumulated reserves, a maximum retroactive assessment of up to $50 million could apply. Generation is self-insured to the extent that any losses may exceed the amount of insurance maintained. Such losses could have a material adverse effect on Generation’s financial condition and results of operations.

     For its insured losses, Generation is self-insured to the extent that any losses are within the policy deductible or may exceed the amount of insurance maintained. Such losses could have a material adverse effect on Generation’s financial condition and results of operations.

Energy Commitments

     Generation’s wholesale operations include the physical delivery and marketing of power obtained through its generation capacity, and long-, intermediate- and short-term contracts. Generation maintains a net positive supply of energy and capacity, through ownership of generation assets and purchase power and lease agreements, to protect it from the potential operational failure of one of its owned or contracted power generating units. Generation has also contracted for access to additional generation through bilateral long-term purchase power agreements (PPAs). These agreements are firm commitments related to power generation of specific generation plants and/or are dispatchable in nature. Generation enters into PPAs with the objective of obtaining low-cost energy supply sources to meet its physical delivery obligations to its customers. Generation has also purchased firm transmission rights to ensure that it has reliable transmission capacity to physically move its power supplies to meet customer delivery needs. The primary intent and business objective for the use of its capital assets and contracts is to provide Generation with physical power supply to enable it to deliver energy to meet customer needs. Generation primarily uses financial contracts in its wholesale marketing activities for hedging purposes. Generation also uses financial contracts to manage the risk surrounding trading for profit activities.

     Generation has entered into bilateral long-term contractual obligations for sales of energy to load-serving entities, including electric utilities, municipalities, electric cooperatives and retail load aggregators. Generation also enters into contractual obligations to deliver energy to wholesale market participants who primarily focus on the resale of energy products for delivery. Generation provides delivery of its energy to these customers through rights for firm transmission.

     At December 31, 2004, Generation’s long-term commitments, relating to the purchase from and sale to unaffiliated utilities and others of energy, capacity and transmission rights as indicated in the following tables:

	Net Capacity	Power Only	Power Only	Transmission Rights
	Purchases(a)	Sales	Purchases	Purchases(b)

2005	$578	$2,551	$1,446	$31
2006	581	961	605	3
2007	533	167	254	—
2008	462	9	195	—
2009	437	9	194
Thereafter	3,664	343	548	—

Total (c)	$6,255	$4,040	$3,242	$34

(a)	Net capacity purchases include tolling agreements that are accounted for as operating leases. Amounts presented in the commitments represent Generation’s expected payments under these arrangements at December 31, 2004. Expected payments include certain capacity charges which are contingent on plant availability.

(b)	Transmission rights purchases include estimated commitments in 2005 and 2006 for additional transmission rights that will be required to fulfill firm sales contracts.

(c)	Included in the totals are $395 million of power only sales commitments related to Sithe, which were not retained by Generation following the sale of Sithe. See Note 3 – Sithe, Note 20 – Subsequent Events and Note 21 – Discontinued Operations for further discussion of this sale transaction.

     In connection with the 2001 corporate restructuring, Generation entered into a PPA, as amended, with ComEd under which Generation has agreed to supply all of ComEd’s load requirements through 2006. Prices for this energy vary depending upon the time of day and month of delivery. Subsequent to 2006, ComEd expects to procure all of its supply from market sources, which could include Generation. Additionally, Generation entered into a PPA with PECO under which PECO obtains substantially all of its electric supply from Generation through 2010. Prices for this energy vary depending upon time of day and month of delivery. Subsequent to 2010, PECO expects to procure all of its supply from market sources, which could include Generation.

Other Purchase Obligations

     In addition to Generation’s energy commitments as described above, Generation has commitments to purchase fuel supplies for nuclear generation and various other purchase commitments related to the normal day-to-day operations of Generation’s business. As of December 31, 2004, these commitments were as follows:

	Expiration within
					2010 and
	Total	2005	2006-2007	2008-2009	beyond

Fuel purchase agreements (a)	$3,639	$639	$985	$616	$1,399
Other purchase commitments (b)	230	66	75	57	32

(a)	Fuel purchase agreements – Commitments to purchase fuel supplies for nuclear and fossil generation.

(b)	Other purchase commitments – Commitments for services and materials.

Commercial Commitments

     Generation’s commercial commitments as of December 31, 2004, representing commitments potentially triggered by future events, are as follows:

	Expiration within
						2010
	Total	2005	2006-2007	2008-2009	and beyond

Letters of credit (non-debt) (a)	$172	$172	$—	$—		$—
Letters of credit (long-term debt)- interest coverage (b)	15	15	—	—		—
Performance guarantees (c)	201	—	—	—		201
Energy marketing contract guarantees (d)	261	156	65	—		40
Nuclear insurance premiums (e)	1,710	—	—	—		1,710
Exelon New England guarantees (f)	17	—	—	—		17

Total commercial commitments	$2,376	$343	$65	$—		$1,968

(a)	Letters of credit (non-debt) – Non-debt letters of credit maintained to provide credit support for certain transactions as requested by third parties. Guarantees of $62 million have been issued to provide support for certain letters of credit as required by third parties. Includes letters of credit of $95 million that will be eliminated upon the sale of Sithe to Dynegy. See Note 20 – Subsequent Events for further information regarding the sale of Sithe.

(b)	Letters of credit (long-term debt) — interest coverage – Reflects the interest coverage portion of letters of credit supporting floating-rate pollution control bonds. The principal amount of the floating-rate pollution control bonds of $520 million is reflected in long-term debt in Generation’s Consolidated Balance Sheet.

(c) Performance guarantees – Guarantees issued to ensure execution under specific contracts.

(d)	Energy marketing contract guarantees – Guarantees issued to ensure performance under energy commodity contracts. In connection with the transfer of Exelon Energy to Generation effective January 1, 2004, Generation acquired $162 million in energy marketing contract guarantees. Includes guarantees of $30 million that will be eliminated upon the sale of Sithe to Dynegy. See Note 20 – Subsequent Events for further information regarding the sale of Sithe.

(e)	Nuclear insurance premiums – Represent the maximum amount that Generation would be required to pay for retrospective premiums in the event of nuclear disaster at any domestic site under the Secondary Financial Protection pool as required under the Price-Anderson Act.

(f)	Exelon New England guarantees — Mystic Development LLC (Mystic), a former affiliate of Exelon New England, has a long-term agreement through January 2020 with Distrigas of Massachusetts Corporation (Distrigas) for gas supply, primarily for the Boston Generating units. Under the agreement, gas purchase prices from Distrigas are indexed to the New England gas markets. Exelon New England has guaranteed Mystic’s financial obligations to Distrigas under the long-term supply agreement. Exelon New England’s guarantee to Distrigas remained in effect following the transfer of ownership interest in Boston Generating in May 2004. Under FIN 45, approximately $16 million is included as a liability within the Consolidated Balance Sheet of Exelon as of December 31, 2004 related to this guarantee. The terms of the guarantee do not limit the potential future payments that Exelon New England could be required to make under the guarantee. Other guarantees associated with Exelon New England total less than $1 million.

     Generation acquired a $50 million letter of credit to support the contractual obligations of Sithe and its subsidiaries upon the completion of the November 2003 transaction with Resevoir. See Exelon’s “Management’s Discussion and Analysis of Financial Condition and Results of Operation - Liquidity and Capital Resources – Credit Issues” below for further discussion of Exelon’s credit agreement.

Environmental Issues

     General. Under Federal and state environmental laws, Generation is generally liable for the costs of remediating environmental contamination of property now owned and of property contaminated by hazardous substances generated by Generation.

     As of December 31, 2004, Generation had accrued $16 million for environmental investigation and remediation costs. Generation cannot reasonably estimate whether it will incur other significant liabilities for additional investigation and remediation costs at these or additional sites identified by Generation, environmental agencies or others, or whether such costs will be recoverable from third parties.

     Section 316(b) of the Clean Water Act. In July 2004, the EPA issued the final Phase II rule implementing Section 316(b) of the Clean Water Act. This rule establishes national requirements for reducing the adverse environmental impacts from the entrainment and impingement of aquatic organisms at existing power plants. The rule identifies particular standards of performance with respect to entrainment and impingement and requires each facility to monitor and validate this performance in future years. The requirements will be implemented through state-level National Pollutant Discharge Elimination System (NPDES) permit programs. All of Generation’s power generation facilities with cooling water systems are subject to the regulations. Facilities without closed-cycle recirculating systems are potentially most affected. Those facilities are Clinton, Cromby, Dresden, Eddystone, Fairless Hills, Handley, Mountain Creek, New Boston, Oyster Creek, Peach Bottom, Quad Cities and Salem. Generation is currently evaluating compliance options at its affected plants. At this time, Generation cannot estimate the effect that compliance with the Phase II rule requirements will have on the operation of its generating facilities and its future results of operations, financial condition and cash flows. There are many factors to be considered and evaluated to determine how Generation will comply with the Phase II rule requirements and the extent to which there such compliance may result in financial and operational impacts. The considerations and evaluations include, but are not limited to obtaining clarifying interpretations of the requirements from state regulators, resolving outstanding litigation proceedings concerning the requirements, completing studies to establish biological baselines for each facility and performing environmental and economic cost benefit evaluation of the potential compliance alternatives in accordance with the requirements.

     Cotter Corporation. The EPA has advised Cotter Corporation (Cotter), a former ComEd subsidiary, that it is potentially liable in connection with radiological contamination at a site known as the West Lake Landfill in Missouri. On February 18, 2000, ComEd sold Cotter to an unaffiliated third party. As part of the sale, ComEd agreed to indemnify Cotter for any liability incurred by Cotter as a result of any liability arising in connection with the West Lake Landfill. In connection with Exelon’s 2001 corporate restructuring, this responsibility to indemnify Cotter was transferred to Generation. Cotter is alleged to have disposed of approximately 39,000 tons of soils mixed with 8,700 tons of leached barium sulfate at the site. Cotter, along with three other companies identified by the EPA as potentially responsible parties (PRPs), has submitted a draft feasibility study addressing options for remediation of the site. The PRPs are also engaged in discussions with the State of Missouri and the EPA. The estimated costs of the anticipated remediation strategy for the site range up to $22 million. Once a remedy is selected, it is expected that the PRPs will agree on an allocation of responsibility for the costs. Generation has accrued what it believes to be an adequate amount to cover its anticipated share of the liability.

Leases

     Minimum future operating lease payments, including lease payments for real estate and rail cars, as of December 31, 2004 were:

2005	$45
2006	45
2007	42
2008	41
2009	39
Thereafter	511

Total minimum future lease payments (a)	$723

(a)	Generation’s tolling agreements are accounted for as operating leases and are reflected as net capacity purchases in the energy commitments table above.

     Rental expense under operating leases totaled $33 million, $24 million and $25 million for the years ended December 31, 2004, 2003 and 2002, respectively.

Litigation

     Real Estate Tax Appeals. Generation is challenging real estate taxes assessed on nuclear plants since 1997. Generation is involved in real estate tax appeals for 2000 through 2004, regarding the valuation of its Limerick and Peach Bottom plants, Quad Cities Station (Rock Island County, IL), Three Mile Island Nuclear Station (Dauphin County, PA) and Oyster Creek Nuclear Generating Station (Forked River, NJ).

     During 2003, upon completion of updated nuclear plant appraisal studies, Generation recorded reductions of $15 million to reserves recorded for exposures associated with the real estate taxes. While Generation believes the resulting reserve balances as of December 31, 2004 reflect the most likely probable expected outcome of the litigation and appeals proceedings in accordance with SFAS No. 5, “Accounting for Contingencies,” the ultimate outcome of such matters could result in additional unfavorable or favorable adjustments to the consolidated financial statements of Generation, and such adjustments could be material.

     General. Generation is involved in various other litigation matters that are being defended and handled in the ordinary course of business, and Generation maintains accruals for such costs that are probable of being incurred and subject to reasonable estimation. The ultimate outcome of such matters, as well as the matters discussed above, while uncertain, is not expected to have a material adverse effect on its financial condition or results of operations.

Capital Commitments

     SCEP. Generation has a 71% interest in SCEP which owns a peaking facility in Chicago. SCEP is obligated to make total equity distributions of $49 million through 2022 to the party, which is not affiliated with Generation, that owns the remaining 29% interest. This amount reflects a return of that party’s investment in SCEP. Generation has the right to purchase, generally at a premium, and the other party has the right to require Generation to purchase, generally at a discount, the 29% interest in SCEP. Additionally, Generation may be required to purchase the remaining 29% interest upon the occurrence of certain events, including Generation’s failure to maintain an investment grade rating. As a result of the adoption of SFAS No. 150 on July 1, 2003, Generation reclassified the minority interest associated with SCEP to a long-term liability. The total long-term liability related to SCEP was $49 million and $51 million as of December 31, 2004 and 2003, respectively. Prior periods were not restated.

     Sithe Call Option. On September 29, 2004, Generation exercised its call option and entered into an agreement to acquire Reservoir’s 50% interest in Sithe for $97 million. The closing of the call required state and Federal regulatory approvals, which were received in January 2005, and the transaction was completed on January 31, 2005. See Note 3 – Sithe and Note 20 – Subsequent Events for additional information.

Credit Contingencies

     Dynegy. As previously disclosed, Generation is counterparty to Dynegy in various energy transactions and had financial and credit risk associated with Dynegy through Generation’s investment in Sithe at December 31, 2004. On January 31, 2005, Generation sold its investment in Sithe and, accordingly, is no longer subject to potential credit risk associated with Dynegy’s performance under the financial swap arrangement that Dynegy had with Sithe. See Note 20 – Subsequent Events and Note 21 – Discontinued Operations for further discussion of Generation’s sale of Sithe.

Fund Transfer Restrictions

     Under applicable law, Generation can pay dividends only from undistributed or current earnings. At December 31, 2004 and 2003, Generation had undistributed earnings of $761 million and $602 million, respectively.

Jointly Owned Electric Utility Plant

     On January 28, 2004, the NRC issued a letter requesting PSEG to conduct a review of its Salem facility, of which Generation owns 42.59%, to assess the workplace environment for raising and addressing safety issues. PSEG responded to the letter on February 28, 2004 and had independent assessments of the work environment at both facilities performed. Assessment results were provided to the NRC in May. The assessments concluded that Salem was safe for continued operation, but also identified issues that need to be addressed. At an NRC public meeting on June 16, 2004, PSEG outlined its action plans to address these issues, which focus on safety conscious work environment, the corrective action program and work management. A letter documenting these plans and commitments was sent to the NRC on June 25, 2004. PSEG provided the NRC a report of its progress and the progress of its actions to resolve identified issues at public meetings in December 2004 and will hold additional meetings during 2005. PSEG published metrics to demonstrate performance commencing in the fourth quarter of 2004.

     In June 2001, the NJDEP issued a renewed National Pollutant Discharge Elimination System (NPDES) permit for Salem, expiring in July 2006, allowing for the continued operation of Salem with its existing cooling water system. An application for renewal of that permit, including a demonstration of compliance with the requirements of the recently published FWPCA Section 316(b) regulations, must be submitted to NJDEP by February 2, 2006 unless the NJDEP grants additional time to collect information to comply with the new regulations. NJDEP advised

PSEG in a letter dated July 12, 2004 that it strongly recommends reducing cooling water intake flow commensurate with closed-cycle cooling as a compliance option for Salem. PSEG has not made a determination regarding how it will demonstrate compliance with the Section 316(b) regulations. If application of the Section 316(b) regulations require the retrofitting of Salem’s cooling water intake structure to reduce cooling water intake flow commensurate with closed-cycle cooling, the retrofit and any resulting cost of interim replacement power could result in material costs of compliance to the owners of the facility.

17. Supplemental Financial Information

Supplemental Income Statement Information

     The following tables provide additional information about Generation’s Consolidated Statements of Income for the years ended December 31, 2004, 2003 and 2002.

	For the Years Ended December 31,
	2004	2003	2002

Depreciation, amortization and accretion
Property, plant and equipment (a)	$294	$199	$156
Nuclear fuel (b)	381	395	374
Asset retirement obligation accretion (c)	210	160	120
Amortization of intangibles (d)	38	—	—

Total depreciation, amortization and accretion	$923	$754	$650

Discontinued operations	(40)	—	—

Total depreciation, amortization and accretion from continuing operations	$883	$754	$650

(a)	Includes amortization of capitalized software costs.

(b)	Included in fuel expense in the Consolidated Statements of Income.

(c)	Prior to the adoption of SFAS No. 143 on January 1, 2003, these amounts were recorded in depreciation expense. Upon adoption of SFAS No. 143, these amounts were recorded in operating and maintenance expense in Generation’s Consolidated Statements of Income. See Note 13 – Nuclear Decommissioning and Spent Fuel Storage for further discussion of the adoption of SFAS No. 143.

(d)	$6 million is reflected as a reduction in revenue in the Consolidated Statements of Income. $32 million related to the amortization of Sithe assets is reflected in discontinued operations. See Note 3 – Sithe, Note 20 – Subsequent Events and Note 21 – Discontinued Operations for a description of Sithe’s intangible assets that are reflected in Exelon’s Consolidated Balance Sheets at December 31, 2004 and a description of the sale of Sithe that was completed on January 31, 2005, respectively.

	For the Years Ended December 31,
	2004	2003	2002

Income (loss) in equity method investments
AmerGen (a)	$—	$47	$64
Sithe (b)	(2)	2	23
Sithe (c)	(9)	—	—
TEG and TEP (d)	(3)	—	—

Total income (loss) in equity method investments from continuing operations	$(14)	$49	$87

(a)	Prior to the acquisition of British Energy’s 50% interest in December 2003.

(b)	Prior to consolidation of EXRES SHC, Inc. in March 2004.

(c)	Prior to acquisition of EXRES SHC, Inc. 49.5% interests in TEG and TEP in October 2004.

(d)	After acquisition of EXRES SHC, Inc. 49.5% interests in TEG and TEP in October 2004.

	For the Years Ended December 31,
	2004	2003	2002

Taxes other than income
Real estate	$112	$83	$102
Payroll	48	39	46
Other	11	(2)	16

Total taxes other than income	$171	$120	$164

Discontinued operations	(5)	—	—

Total taxes other than income from continuing operations	$166	$120	$164

	For the Years Ended December 31,
	2004	2003	2002

Other, net
Gain on sale of Boston Generating (a)	$85	$—	$—
Decommissioning-related activities:
Decommissioning trust fund income (b)	194	79	77
Decommissioning trust fund income — AmerGen (b)	43	—	—
Other-than-temporary impairment of decommissioning trust funds (c)	(268)	—	—
Contractual offset to non-operating decommissioning-related activities (d)	66	(79)	—
Gain on sale of assets	6	—	—
Impairment of investment in Sithe	—	(255)	—
Other income (expense)	17	(8)	3

Total other, net	$143	$(263)	$80

Discontinued operations	(13)	—	—

Total other, net from continuing operations	$130	$(263)	$80

(a)	See Note 2 – Acquisitions and Dispositions for further discussion of Generation’s sale of Boston Generating.

(b)	Includes investment income and realized gains/(losses).

(c)	Includes other-than-temporary impairments totaling $255 million, $5 million and $8 million on nuclear decommissioning trust funds for the former ComEd units, the former PECO units and AmerGen units, respectively.

(d)	Includes the elimination of non-operating decommissioning-related activity for those units that are subject to contractual accounting, including the elimination of decommissioning trust fund income and other-than-temporary impairments for certain nuclear units. See Note 13 – Nuclear Decommissioning and Spent Fuel Storage and Note 15 – Fair Value of Financial Assets and Liabilities for more information regarding the contractual accounting applied for certain nuclear units.

Supplemental Cash Flow Information

     The following table provides additional information about Generation’s Consolidated Statements of Cash Flows for the years ended December 31, 2004, 2003 and 2002.

	For the Years Ended December 31,
	2004	2003	2002

Cash paid (received) during the year
Interest (net of amount capitalized)	$163	$57	$63
Income taxes (net of refunds)	20	(14)	(37)
Non-cash investing and financing activities
Purchase accounting estimate adjustment	$29	$59	$—
Consolidation of Sithe pursuant to FIN 46-R	85	—	—
Disposal of Boston Generating (a)	102	—	—
Increase in asset retirement cost asset	829	—	—
Note received in conjunction with the sale of Sithe to Reservoir	—	92	—
Note cancelled in connection with the acquisition of Sithe International from Sithe	92	—	—
Capital lease obligations	1	—	52
Non-cash (distribution) contribution (to) from member	(4)	(17)	3
Contribution of land from minority interest of consolidated subsidiary	—	—	12
Note issued to Sithe in the Exelon New England acquisition	—	2	534

(a) See Note 2 – Acquisitions and Dispositions for additional information regarding the disposition of Boston Generating.

Supplemental Balance Sheet Information

     The following tables provide additional information about assets recorded within Generation’s Consolidated Balance Sheets as of December 31, 2004 and 2003.

	December 31,
	2004	2003

Investments
Investment in EXRES SHC, Inc. (a)	$—	$47
Investment in TEG and TEP (b)	79	—
Investment in Keystone Fuels, LLC and Conemaugh Fuels, LLC	9	9
Other	15	9

Total	$103	$65

(a)	On November 25, 2003, Generation, Reservoir and Sithe completed a series of transactions that resulted in Generation indirectly owning a 50% interest in Sithe through EXRES SHC, Inc. See Note 3 – Sithe, Note 20 – Subsequent Events and Note 21 – Discontinued Operations for further information on these transactions and the ultimate disposal of Generation’s investment in Sithe.

(b)	Generation acquired a 49.5% interest in two facilities in Mexico on October 13, 2004. See Note 3 – Sithe for further information on this transaction.

	December 31,
	2004	2003

Accrued expenses
Payroll and benefits	$185	$215
Taxes accrued	98	104
Interest	36	10
Other	48	94

Total	$367	$423

	December 31,
	2004	2003

Accumulated other comprehensive loss
Net unrealized loss on cash-flow hedges	$(146)	$(149)
Foreign currency translation adjustment	1	(1)
Net unrealized gain on marketable securities	62	14

Total accumulated other comprehensive loss	$(83)	$(136)

18. Related-Party Transactions

     The financial statements of Generation include related-party transactions with unconsolidated affiliates as presented in the tables below. Generation accounted for its investment in AmerGen as an equity method investment prior to the acquisition of British Energy’s 50% interest in December 2003 and its investment in Sithe as an equity method investment prior to its consolidation as of March 31, 2004. Additionally, effective January 1, 2004, Enterprises’ competitive retail sales business, Exelon Energy, was transferred to Generation.

	For the Years Ended December 31,
	2004	2003	2002

Operating revenues from affiliates
ComEd (a)	$2,374	$2,479	$2,559
PECO (a)	1,465	1,433	1,438
Exelon Energy (b)	—	213	247
BSC	2	—	—
Purchased power from affiliates
AmerGen (c)	—	382	273
ComEd (a)	9	38	37
PECO (a)	1	—	3
Exelon Energy (b)	—	9	18
Operating and Maintenance from affiliates
Sithe (d)	—	—	13
ComEd (a)	8	12	14
PECO (a)	8	10	9
BSC (e)	223	127	116
Interest expense to affiliates
Sithe (d)	—	9	2
Exelon (f)	1	2	5
Exelon intercompany money pool (f)	2	2	—
Interest income from affiliates
AmerGen (c)	—	1	2
ComEd (g)	—	—	4
Services provided to affiliates
AmerGen (c)	—	111	70
Sithe (d)	—	—	1
Cash distribution paid to member	662	189	27

	December 31,
	2004	2003

Receivables from affiliates (current)
ComEd (a)	$189	$171
ComEd decommissioning (h)	11	11
PECO (a)	125	115
BSC (e)	7	3
Exelon Energy (b)	—	18
Sithe (d)	—	3
Other	—	8
Note receivable from affiliate (current)
Note receivable from Sithe (d)	—	92
Note receivable from affiliate (noncurrent)
ComEd decommissioning (h)	11	22
Payable to affiliate (current)
Exelon (f)	42	1
Notes payable to affiliates (current)
Exelon (f)	—	115
Exelon intercompany money pool (f)	283	301
Sithe (d)	—	90
Payables to affiliates (noncurrent)
ComEd decommissioning (i)	1,433	1,183
PECO decommissioning (i)	46	12

(a)	Effective January 1, 2001, Generation entered into PPAs with ComEd and PECO, as amended, to provide the full energy requirements of ComEd and PECO. Effective April 1, 2004, Generation entered into a one-year gas supply agreement with PECO. Generation purchases electric and ancillary services from ComEd and buys energy from PECO for Generation’s own use. In order to facilitate payment processing, ComEd processes certain invoice payments on behalf of Generation. Prior to joining PJM Interconnection, LLC (PJM) on May 1, 2004, ComEd also provided transmission services to Generation. Amounts charged by PECO and ComEd to Generation for transmission have been recorded as intercompany purchased power by Generation.

(b)	Prior to May 1, 2004, Generation sold power to Exelon Energy and purchased excess power from Exelon Energy. Prior to the transfer of Exelon Energy’s assets to Generation from Enterprises effective January 1, 2004, Exelon Energy was an intercompany affiliate of Generation.

(c)	Prior to Generation’s purchase of British Energy’s 50% interest in AmerGen in December 2003, AmerGen was an unconsolidated affiliate of Generation and was considered to be a related party of Generation. Generation entered into PPAs dated June 26, 2003, December 18, 2001 and November 22, 1999 with AmerGen. Under the 2003 PPA, Generation agreed to purchase from AmerGen all the energy from Oyster Creek through April 9, 2009. Under the 2001 PPA, Generation agreed to purchase from AmerGen all the energy from Unit No. 1 at Three Mile Island Nuclear Station from January 1, 2002 through December 31, 2014. Under the 1999 PPA, Generation agreed to purchase from AmerGen all of the residual energy from Clinton Nuclear Power Station (Clinton), through December 31, 2002. Currently, the residual output is approximately 31% of the total output of Clinton. In February 2002, Generation entered into an agreement to loan AmerGen up to $75 million at an interest rate equal to the 1-month London Interbank Offering Rate plus 2.25%. In July 2002, the limit of the loan agreement was increased to $100 million and the maturity date was extended to July 1, 2003. The loan was paid in its entirety during 2003. Under a service agreement dated March 1, 1999, Generation provides AmerGen with certain operation and support services to the nuclear facilities owned by AmerGen. This service agreement has an indefinite term and may be terminated by Generation or AmerGen with 90 days notice. Generation is compensated for these services at cost.

(d)	Under a service agreement dated December 18, 2000, Sithe provides Generation certain fuel and project development services. Sithe is compensated for these services at cost. In December 2003, Sithe received letter of credit proceeds of $3 million, which Generation was billed on behalf of Sithe. Under the terms of the agreement to acquire Exelon New England dated November 1, 2002, Generation issued a note to Sithe that was subsequently modified and increased to $536 million. During 2003, Generation repaid $446 million of this note. In the first quarter of 2004, Generation repaid $27 million prior to consolidation of Sithe in accordance with the provisions of FIN 46-R. The balance of the note, which bore interest at the rate of LIBOR plus 0.875%, was paid upon the completion of a series of transactions that resulted in Generation’s sale of Sithe on January 31, 2005. See Note 20 – Subsequent Events regarding the sale of Generation’s investment in Sithe.

In connection with a series of transactions in November 2003 that restructured the ownership of Sithe (see Note 3 – Sithe for additional information), Generation received a $92 million note receivable from EXRES SHC, Inc., which holds the common stock of Sithe. Generation owns 50% of EXRES SHC, Inc. and consolidated its investment pursuant to FIN 46-R effective March 31, 2004. Prior to the consolidation of Sithe in connection with FIN 46-R, Sithe was an unconsolidated affiliate of Exelon and Generation and was considered to be a related party of Exelon and Generation. This note was cancelled in connection with the purchase of Sithe International. See Note 3 – Sithe for additional information.

(e)	Generation receives a variety of corporate support services from Exelon Business Services Company (BSC), including legal, human resources, financial, information technology and supply management services. All services are provided at cost, including application overhead. A portion of such services is capitalized. Some third-party reimbursements due Generation are recovered through BSC. Additionally, in 2004, due to the centralization of certain functions, certain employees were transferred from Generation to BSC including supply and information technology support and management of other support services.

(f)	Represents the outstanding balance of amounts borrowed under the intercompany money pool and other short-term obligations payable to Exelon. In order to facilitate payment processing, Exelon processes certain invoice payments on behalf of Generation.

(g)	Interest income for 2002 is related to unpaid ComEd PPA billings referred to in note (a).

(h)	Generation has a short-term and a long-term receivable from ComEd, primarily representing ComEd’s legal requirements to remit collections of nuclear decommissioning costs from its customers to Generation resulting from the 2001 corporate restructuring.

(i)	Generation has long-term payables to ComEd and PECO as a result of the nuclear decommissioning contractual construct whereby, to the extent the assets associated with decommissioning are greater than the applicable ARO, such amounts are due back to ComEd and PECO, as applicable, for payment to the ratepayers.

19. Quarterly Data (Unaudited)

     The data shown below includes all adjustments that Generation considers necessary for a fair presentation of such amounts:

							Income (Loss) Before
			Operating				Cumulative Effect of a Change
	Operating Revenues		Income (Loss)				in Accounting Principle		Net Income (Loss)
	2004	2003	2004	(a)	2003	(b)	2004	2003	2004	2003

Quarter ended:
March 31(c)	$1,946	$1,879	$128		$125		$70	$(52)	$102	$56
June 30	1,881	1,886	231		223		178	142	178	142
September 30	2,151	2,537	528		(683)		319	(428)	319	(428)
December 31	1,725	1,833	152		220		74	97	74	97

(a)	Operating income (loss) has been adjusted to reflect a reclassification from operating and maintenance expense to other, net of $30 million and $28 million, for the three months ended March 31, 2004 and June 30, 2004, respectively, for comparison purposes related to decommissioning accounting presentation. These reclassifications had no impact on net income as reported.

(b)	Operating income (loss) has been adjusted to reflect a reclassification from operating and maintenance expense to other, net of $31 million, $22 million, $23 million and $3 million for the three months ended March 31, 2003, June 30, 2003, September 30, 2003 and December 31, 2003, respectively, for comparison purposes related to decommissioning accounting presentation. These reclassifications had no impact on net income as reported.

(c)	Operating income and net income for the three months ended March 31, 2004 has been adjusted to reflect a reduction in net periodic postretirement benefit cost of $3 million due to the adoption of FSP FAS 106-2. See Note 1 – Significant Accounting Policies for additional information.

20. Subsequent Events

     On January 31, 2005, subsidiaries of Generation completed a series of transactions that resulted in Generation’s exit from its investment in Sithe. Specifically, subsidiaries of Generation closed on the acquisition of Reservoir’s 50% interest in Sithe and the sale of 100% of Sithe to Dynegy. Prior to closing on the sale to Dynegy, subsidiaries of Generation received from Sithe approximately $65 million in cash distributions. As a result of the sale, Generation will deconsolidate from its balance sheet approximately $820 million of debt and will be released from approximately $125 million of credit support associated with the Independence project. Additionally, Exelon issued certain guarantees to Dynegy that will be taken into account in the final determination of the gain or loss on the sale.

21. Discontinued Operations

     In connection with the disposal of Generation’s interest in Sithe on January 31, 2005, Generation has classified the 2004 results of operations from Sithe from April 1, 2004 through December 31, 2004 as discontinued operations. Since Sithe was accounted for as an equity method investment prior to April 1, 2004, Generation’s portion of Sithe’s results of operations prior to April 1, 2004 have continued to be classified as equity in earnings (losses) of unconsolidated affiliates. In addition, Generation sold or wound down substantially all components of AllEnergy Gas and Electric Marketing LLC (AllEnergy). The results of operations and any gain or loss on the sale of these entities are presented as discontinued operations for the year ended December 31, 2004 within Generation’s Consolidated Statements of Income. The following table summarizes the results of operations of these entities:

2004	Sithe (a)	All Energy	Total

Total operating revenues	$227	$8	$235
Operating income (loss)	(7)	(2)	(9)
Income (loss) before income taxes and minority interest	(58)	(2)	(60)

(a)	Includes Sithe’s results of operations from April 1, 2004 through December 31, 2004. See Note 20 – Subsequent Events for further information regarding the sale of Sithe.